UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Meritage Homes Corporation
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Dear Fellow Stockholders:
You are cordially invited to join us for our 2017 annual meeting of stockholders, which will be held on May 19, 2017, at 8:30 a.m. local time at our corporate office at 8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona, 85260. Holders of record of our common stock as of March 23, 2017 are entitled to notice of, and to vote at, the 2017 annual meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders at that meeting.
We are pleased to be furnishing these materials to our stockholders via the Internet. We believe this approach provides you with the information that you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we previously mailed to you on or about April 3, 2017.
You are welcome to attend the meeting. However, even if you plan to attend, please vote your shares promptly and prior to the meeting to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or, if you request printed copies of these materials, by completing and signing the proxy or voting instruction card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership of these shares to be admitted to the meeting.
We thank you for your support.
Sincerely,
Steven J. Hilton
Chairman and Chief Executive Officer

8800 East Raintree Drive • Suite 300 • Scottsdale, Arizona • 85260 • Phone 480-515-8100
Listed on the New York Stock Exchange — MTH

Notice of Annual Meeting of Stockholders
Date: May 19, 2017
Time: 8:30 a.m. local time
Meritage Homes Corporation
8800 East Raintree Drive, Suite 300
Scottsdale, Arizona 85260
To Our Stockholders:
You are invited to attend the Meritage Homes Corporation 2017 annual meeting of stockholders at which we will conduct the following business:

1	Election of four Class II directors, each to hold office until our 2019 annual meeting,

2	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year,

3	Advisory vote to approve compensation of our Named Executive Officers ("Say on Pay"),

4	Advisory vote on the frequency of future advisory votes on Say on Pay, and

5	The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
These items are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 23, 2017 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY OR VOTING INSTRUCTION CARD.

By Order of the Board of Directors

C. Timothy White, Secretary
Scottsdale, Arizona
March 27, 2017
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2017:
THIS PROXY STATEMENT AND MERITAGE’S 2016 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU HAVE RECEIVED.

TABLE OF CONTENTS

1 MERITAGE HOMES | 2017 Proxy Statement

PROXY SUMMARY

MERITAGE HOMES CORPORATION
8800 EAST RAINTREE DRIVE
SUITE 300
SCOTTSDALE, ARIZONA 85260
(480) 515-8100
www.meritagehomes.com
Proxy Summary
This summary highlights selected information contained elsewhere in this proxy statement and is not intended to contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

General Information
Proxy Statement Purpose
The Board of Directors of Meritage Homes Corporation (“Meritage” or the “Company”) is furnishing this Proxy Statement to solicit your proxy for our 2017 Annual Meeting of Stockholders. This Proxy Statement contains information to help you decide how you want your shares to be voted. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Notice of Internet Availability of Proxy Materials ("the Notice"). This proxy statement will be available on the Internet, and the Notice will be mailed to stockholders beginning on or about April 3, 2017.
Date, Time and Place of Meeting
The annual meeting will be held on Friday, May 19, 2017, at 8:30 a.m. local time at our corporate office at 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona, 85260. If you require directions to the annual meeting, please call (480) 515-8100.
Who Can Vote
Stockholders who hold shares of our common stock at the close of business on March 23, 2017, the record date, will be entitled to one vote for each share held regarding each of the matters proposed in this proxy statement. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy. On the record date, there were 40,313,842 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities.
Voting Information
You can vote in person at the annual meeting or submit a proxy to have your shares represented without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may submit your proxy via the Internet, regular mail, or by calling the telephone number provided in the Notice, and you will be asked to enter your 11- or 12-digit control number. If you request a printed copy of these materials, you may also fill out and sign the proxy or voting instruction card enclosed therein and return it by mail in the envelope provided.
If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017, FOR the advisory vote to approve the compensation of our named executive officers, and FOR the advisory vote on the frequency of future advisory votes on Say on Pay to be held every year.
You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting in person at the annual meeting. Attendance at the meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.

MERITAGE HOMES | 2017 Proxy Statement 2

PROXY SUMMARY

Holders of Record
If your shares are registered directly in your name with our transfer agent, you are considered the “holder of record” of those shares. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
Record Holders and Beneficial Owners
As the holder of record or beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares. Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal if you do not provide voting instructions. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. If you are a beneficial owner and do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote to Approve Compensation of our Named Executive Officers), or Proposal 4 (Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay) and your shares will be treated as a “broker non-vote” on those proposals.
Quorum
The presence in person or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.

The Proposals

The following four proposals will be considered at the Annual Meeting:
Proposal		Board Vote Recommendation	Page Number
1	Election of Directors	FOR Each Director	6
2	Ratification of Independent Registered Public Accounting Firm	FOR	7
3	Advisory Vote to Approve Compensation of our Named Executive Officers	FOR	8
4	Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay	ONE YEAR	10

PROPOSAL 1
Election of Directors
Each Class II director nominee is up for election for a two-year term. Each director nominee is a current director and during 2016 attended at least 75% of the aggregate of all meetings of the Board and of all Board committees on which he sits.

Name	Age	Director Since	Independent	AC	CC	NGC	LC
Peter L. Ax	57	2000	Yes			✗	✗
Robert G. Sarver	55	1996	No
Gerald Haddock	69	2005	Yes				✗
Michael R. Odell	53	2011	Yes		✗

	=	Chair	AC	Audit Committee	NGC	Nominating/Governance Committee
✗	=	Member	CC	Executive Compensation Committee	LC	Land Committee

3 MERITAGE HOMES | 2017 Proxy Statement

PROXY SUMMARY

PROPOSAL 2
Ratification of Independent Registered Public Accounting Firm
Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.

	Summary of Fees
	2016	2015
Audit fees	$1,151,500	$1,140,700
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,151,500	$1,140,700

PROPOSAL 3
Advisory Vote to Approve Compensation of our Named Executive Officers
Stockholders will be given the opportunity to vote on an advisory resolution to approve the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).
Our executive compensation program is designed to drive and reward superior corporate performance, both annually and over the long-term. The Board believes the Company’s compensation policies and practices are effective in achieving the Company’s goals of paying for performance and aligning the NEOs long-term interests with those of our stockholders. Compensation elements for our NEOs include:

Type	Form	Terms
Cash	Base Salary	Competitively market-based
Cash	Annual Incentive Compensation	Based on achievement of performance goals
Cash	Discretionary Bonuses	Based on specific individual achievements beyond those of the performance goals included in the annual incentive compensation calculations, subject to approval by Executive Compensation Committee
Equity	Long-term Incentive Awards
Equity awards typically have a three-year service period and performance goals that span over a three year cumulative period or three one-year periods. Beginning in 2017, all equity awards are subject to achievement of at least one performance goal

Other	Limited Perquisites	Primarily auto allowance and the reimbursement of certain life and disability (or equivalent) policies for the benefit of NEOs and their families

PROPOSAL 4
Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay
Stockholders will be given the opportunity to vote on an advisory resolution regarding the frequency of future advisory votes on the compensation program of our NEOs.

MERITAGE HOMES | 2017 Proxy Statement 4

PROXY SUMMARY

Other Matters
The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote. The entire cost of this solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing the Notice. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending the proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, email or personally.

Corporate Governance
Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board of Directors has established the following governance committees:

—	Audit Committee
—	Executive Compensation Committee
—	Nominating/Governance Committee
—	Land Committee
The charter of each of these committees is available on our website, along with our Code of Ethics, Corporate Governance Principles and Practices and Securities Trading Policy. These items are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed previously in this proxy statement, Attention: Secretary.

5 MERITAGE HOMES | 2017 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors
(Proposal No. 1)
Our Board of Directors currently has nine members. The directors are divided into two classes serving staggered two-year terms. This year, our Class II directors are up for election. The Board, upon the recommendation of the Nominating/Governance Committee, has nominated for re-election Peter L. Ax, Robert G. Sarver, Gerald Haddock and Michael R. Odell, all of whom are presently serving as Class II directors.
Biographical information for each of our director nominees is set forth beginning on page 15.
All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may vote FOR, AGAINST, or ABSTAIN for each director.
Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the Board’s nominees. To be elected a director, a director nominee must receive the affirmative vote of the majority of the votes cast, meaning, that the number of votes cast "for" a director nominee must exceed the number of votes "against" that director nominee. Any nominee for director who is an incumbent director but who is not elected by a majority of the votes cast, and with respect to whom no successor has been elected, will promptly tender his or her offer to resign to the Board of Directors for its consideration. The Nominating/Governance Committee of the Board of Directors will recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. Broker non-votes and abstentions will not count as either votes for or against the nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

MERITAGE HOMES | 2017 Proxy Statement 6

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm
(Proposal No. 2)
The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.
Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.
An affirmative vote of the majority of the votes cast at the annual meeting, at which a quorum is present, is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2017 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2017 will stand, unless the Audit Committee determines there is a reason for making a change. In addition, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

7 MERITAGE HOMES | 2017 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Vote to Approve Compensation of our Named Executive Officers
(Proposal No. 3)
Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.
At our 2016 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by 93% of total votes cast. We believe this high approval rating indicated that our stockholders were in agreement with the direction of our Executive Compensation Committee of setting competitive compensation arrangements based on criterion believed to be both in line with the goals of our stockholders and at levels that are realizable in relation to the Company’s performance and size. In addition, at our 2011 Annual Meeting of Stockholders, the Company's stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a say on frequency vote is required to be held at least once every six years). This Proposal No. 3 represents this year’s Say on Pay vote.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2016, please refer to the Compensation Discussion and Analysis section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning on page 39, provide additional information about the compensation that we paid to our NEOs in 2016. As described in the Compensation Discussion and Analysis, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive. During 2016, through the combined efforts of our NEOs, Meritage was successful in generating year-over-year increases in many of our key operating metrics (dollars in thousands):

	2016	2015	% Change
Home Closing Units	7,355	6,522	12.8%
Home Closing Revenue	$3,003,426	$2,531,556	18.6%
Home Order Units	7,290	7,100	2.7%
Home Order Value	$3,001,503	$2,822,785	6.3%
Backlog Units	2,627	2,692	(2.4)%
Backlog Value	$1,135,758	$1,137,681	(0.2)%
Pre-Tax Income	$218,060	$189,464	15.1%
Diluted Earnings per Share	$3.55	$3.09	14.9%

The Executive Compensation Committee continually evaluates the compensation packages for our NEOs and adjusts them as conditions warrant, including setting performance targets for both cash and equity awards, some of which have been forfeited in cases where targets were not met. In 2013, the Executive Compensation Committee engaged a compensation consultant and revised some of the compensation arrangements beginning in 2014. The Company over the last several years (inclusive of the most recent updates) has implemented prudent and responsible compensation policies in the stockholders’ interest, some of which include:

•	A substantial portion of compensation is incentive based and is "at-risk", as discussed beginning on page 28.

•	Incentive compensation is balanced between cash and equity awards, as discussed beginning on page 28.

•
The employment agreements for our CEO and our NEOs include a provision for the clawback (or offset) of incentive bonuses to the extent any financial results are misstated as the result of the NEO’s willful misconduct or gross negligence.

•	NEOs must comply with security ownership requirements, as discussed on page 29.

MERITAGE HOMES | 2017 Proxy Statement 8

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	Perquisites are limited to auto allowances and reimbursement of certain life and disability or long-term care insurance premiums, and limited other benefits as discussed on page 29.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board of Directors or the Executive Compensation Committee. However, the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
An affirmative vote of a majority of the votes cast at the annual meeting, at which a quorum is present, is required to approve this advisory vote. Broker non-votes and abstentions have no effect on the result of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

9 MERITAGE HOMES | 2017 Proxy Statement

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON SAY ON PAY

Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay
(Proposal No. 4)
Stockholders will be given the opportunity to vote on the following advisory resolution:
RESOLVED, that the stockholders shall be given the opportunity to vote on an advisory resolution regarding the compensation of the Company's named executive officers (vote for one alternative only):

•	every year

•	every two (2) years; or

•	every three (3) years.

Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on an advisory resolution regarding the compensation of our NEOs. See Proposal 3 beginning at page 8. The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, stockholders be given the opportunity to vote on the advisory resolution set forth above regarding the frequency of future stockholder advisory votes on the compensation of our NEOs. Our last vote on the frequency of future stockholder advisory votes on the compensation of the Company’s NEOs was held at the Company’s 2011 Annual Meeting of Stockholders and, accordingly, we are asking stockholders at this year’s Annual Meeting of Stockholders to vote on an advisory resolution regarding the frequency of future stockholder votes on the compensation of our NEOs.
Stockholders may vote to recommend that future stockholder advisory votes on the compensation of our NEOs be held every year, every two years or every three years. After careful consideration of this Proposal No. 4, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on the compensation of our named executive officers will provide our stockholders with direct and timely input on our executive compensation.
The frequency option (i.e. every year, every two years or every three years) that receives a plurality of the votes cast on this proposal will be deemed the recommended option of stockholders. Broker non-votes and abstentions will have no effect on the result of the vote.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not be binding on the Board of Directors. However, the Board of Directors will consider the outcome of the vote along with other factors when making its decision about the frequency of future stockholder advisory votes on the compensation of our NEOs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

MERITAGE HOMES | 2017 Proxy Statement 10

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Security Ownership by Management and Principal Stockholders
Management. The following table summarizes, as of March 23, 2017, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•	each Meritage director and nominee for director;

•	each executive officer named in the summary compensation table; and

•	all Meritage directors and executive officers as a group.

Name Of Beneficial Owner (1)	Position With The Company	Number Of Shares Owned		Right To Acquire By May 14, 2017	Total Shares Beneficially Owned (2)	Percent Of Outstanding Shares (3)
Steven J. Hilton	Director, Chairman and CEO	1,599,219	(4)	—	1,599,219	4.0%
Robert G. Sarver	Director	208,659	(5)	—	208,659	*
Raymond Oppel	Director	61,000		—	61,000	*
Peter L. Ax	Director	51,000		—	51,000	*
Richard T. Burke, Sr.	Director	63,500		—	63,500	*
Gerald Haddock	Director	60,500	(6)	—	60,500	*
Dana Bradford	Director	49,000		—	49,000	*
Michael R. Odell	Director	30,000		—	30,000	*
Deb Henretta	Director	4,167		—	4,167	*
Hilla Sferruzza	Executive Vice President and Chief Financial Officer	13,757		—	13,757	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	49,978	(7)	—	49,978	*
Phillippe Lord	Executive Vice President and Chief Operating Officer	4,714		—	4,714	*
Javier Feliciano	Executive Vice President and Chief Human Resources Officer	2,325		—	2,325	*
Larry W. Seay	Former Executive Vice President and Chief Financial Officer	76,367		—	76,367	*
All current directors and executive officers as a group (14 persons)		2,274,186		—	2,274,186	5.6%
*    Less than 1%.

(1)	The address for our directors and executive officers is c/o Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260.

(2)
The amounts shown include the shares of common stock actually owned as of March 23, 2017, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. As of March 23, 2017, there were no outstanding options for any of our NEOs or Board members as we no longer award stock options as part of equity compensation program.

(3)	Based on 40,313,842 shares outstanding as of March 23, 2017.

(4)
Shares are held by family trusts. As of March 23, 2017, Mr. Hilton had 900,000 shares pledged to a third-party lending institution, 350,000 of which are securing loans. Our pledging policy is discussed on page 22 of this proxy statement.

(5)
Shares are held by family trusts (6,000 shares Penny Sarver—wife; 2,000 shares Penny Sarver FBO Max Sarver—minor son; 8,170 shares Robert Sarver—trustee of Eva Lauren Hilton Trust; 8,170 shares Robert Sarver—trustee of Shari Rachel Hilton Trust; 184,319 shares Robert Sarver—trustee of Robert Sarver Trust). Mr. Sarver has expressly disclaimed any beneficial ownership of the shares held by the trusts for the benefit of Mr. Hilton’s children (Eva Lauren Hilton Trust and Shari Rachel Hilton trust). Mr. Sarver had 119,819 shares pledged to a third party lending institution as of March 23, 2017. None of these shares secured loans in 2016. Our pledging policy is discussed on page 22 of this proxy statement.

(6)
Includes 15,000 shares held by charities on which Mr. Haddock serves as a board member and has authority to make investment decisions on behalf of. These holdings are with The Haddock Center (10,000 shares), and the Haddock Foundation (5,000 shares). Mr. Haddock has expressly disclaimed beneficial ownership of these shares.

(7)	11,500 shares are held by a family trust.

11 MERITAGE HOMES | 2017 Proxy Statement

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 23, 2017, the only other known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
FMR, LLC (1)	245 Summer Street, Boston, MA 02210	6,003,680	15.0%
BlackRock, Inc. (2)	55 East 52nd Street, New York, NY 10055	4,974,270	12.4%
Sanders Capital, LLC (3)	390 Park Avenue, 17th Floor, New York, NY 10022	3,646,119	9.2%
Dimensional Fund Advisors, LP (4)	6300 Bee Cave Road, Austin, TX 78746	3,381,923	8.4%
The Vanguard Group (5)	100 Vanguard Boulevard, Malvern, PA 19355	3,131,675	7.8%

(1)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, FMR, LLC has sole dispositive power with respect to 6,003,680 shares.

(2)
Based solely on a Schedule 13G/A filed with the SEC on January 12, 2017, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 4,889,497 shares and sole dispositive power with respect to 4,974,270 shares.

(3)
Based solely on a Schedule 13G filed with the SEC on February 1, 2017, Sanders Capital, LLC has sole voting power with respect to 1,513,011 shares and sole dispositive power with respect to 3,646,119 shares.

(4)
Based solely on a Schedule 13G filed with the SEC on February 9, 2017, Dimensional Fund Advisors, LP has sole voting power with respect to 3,276,134 shares and sole dispositive power with respect to 3,381,923 shares.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group has sole voting power with respect to 47,531 shares, shared voting power with respect to 4,872 shares, sole dispositive power with respect to 3,081,268 shares and shared dispositive power with respect to 50,407 shares.

For each of the reporting owners set forth above, the beneficially owned shares are held in various individual funds owned or managed by the reporting owners, but none of the individual funds managed by the reporting owners above hold more than 5% of the Company stock.

MERITAGE HOMES | 2017 Proxy Statement 12

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance and Board Matters

Role of the Board of Directors
The Board of Directors (“the Board”) is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business. We have established and operate in accordance with a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board can pursue our strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices
We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•	director qualifications,

•	independence criteria,

•	director responsibilities,

•	committee responsibilities and structure,

•	officer and director stock ownership requirements,

•	director resignation policy,

•	director access to officers and employees,

•	our philosophy with respect to director compensation,

•	Board evaluation process,

•	confidentiality requirements,

•	director orientation and continuing education, and

•	our plans with respect to management succession.
Our Corporate Governance Principles and Practices are available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as the Committee deems appropriate.

Director Qualifications and Diversity
Our Board of Directors is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our Company allow the Board to complete its key task as the over-seer and governing body of Meritage Homes Corporation. The specific experience and qualifications of each of our Board members are set forth below. The Board is committed to a policy of inclusiveness and diversity. The Board believes members should be comprised of persons with diverse skills, expertise, backgrounds and experiences including, without limitation, the following areas:

•	management or board experience in a wide variety of enterprises and organizations,

•	banking and capital markets and finance,

•	accounting,

•	legal and regulatory,

•	real estate, including homebuilding, commercial and land development,

•	sales and marketing, and

•	operations.
In 2014, the Board of Directors amended and restated our bylaws to adopt a customary majority voting standard for the election of directors. In addition, we updated our Corporate Governance Principles and Practices to require that any nominee for director who is an incumbent director but who is not elected by the vote required in the bylaws, and with respect to whom

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

no successor has been elected, promptly tender his or her offer to resign to the Board of Directors for its consideration. The Nominating/Governance Committee of the Board of Directors will recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board of Directors accept any resignation offer, the Nominating/Governance Committee will be entitled to consider all factors believed relevant by the Nominating/Governance Committee’s members. The Board of Directors will act on the Nominating/Governance Committee’s recommendation within 90 days following certification of the election results and will announce its determination and rationale in a Form 8-K. In deciding whether to accept the resignation offer, the Board of Directors will consider the factors considered by the Nominating/Governance Committee and any additional information and factors that the Board of Directors believes to be relevant. If the Board of Directors accepts a director’s resignation offer pursuant to its process, the Nominating/Governance Committee will recommend to the Board of Directors and the Board of Directors will thereafter determine what action, if any, will be taken with respect to any vacancy created by a resignation. Any director who tenders his or her resignation pursuant to this policy will not participate in the proceedings of either the Nominating/Governance Committee or the Board of Directors with respect to his or her own resignation.
In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders. When seeking new Board candidates, the Nominating/Governance Committee is committed to a policy of inclusiveness and will take reasonable steps to ensure that women and minority candidates are considered for the pool of candidates from which the Board nominees are chosen and will endeavor to include candidates from non-traditional venues.

MERITAGE HOMES | 2017 Proxy Statement 14

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board is comprised of the following members:
Class I Directors

Steven J. Hilton, 55
Mr. Hilton has been the Company’s chairman and chief executive officer since May 2006. Mr. Hilton was the co-chairman and co-chief executive officer of Meritage Homes Corporation from 1996 to May 2006. In 1985, Mr. Hilton co-founded Arizona-based Monterey Homes, the predecessor company to Meritage Homes Corporation. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1996. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation (a NYSE listed company), a leading bank holding company based in Phoenix, Arizona.

Mr. Hilton has more than 30 years of real estate experience and is considered an expert and innovator in the homebuilding industry. He is a frequent participant in panels and interviews regarding the industry.

Raymond Oppel, 60
Mr. Oppel has been a director since December 1997. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. He was the co-founder, chairman and chief executive officer of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was purchased in 1995 by public homebuilder KB Home.

Mr. Oppel has almost 30 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Richard T. Burke, Sr., 74
Mr. Burke has been a director since September 2004. Mr. Burke is currently the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chief executive officer as well. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team and has served as a director for a number of other companies, both public and private. Mr. Burke previously served as a director for First Cash Financial Services, Inc., a position from which he resigned within the past five years.

Mr. Burke is a business and civic leader in Phoenix, Arizona, and his experience as the chairman and CEO of a multi-billion dollar public company provides the Board with outstanding corporate governance and financial insight.

Dana C. Bradford, 52
Mr. Bradford has been a director since August 2009. Mr. Bradford is Executive Chairman of Waitt Brands, a diversified consumer brands company. From 2005 to 2012, Mr. Bradford was the president and managing partner of McCarthy Capital Corporation, a private equity firm. He also serves as a director on the boards of Southwest Value Partners, a San Diego-based real estate company and Customer Service Profiles, an Omaha-based provider of customer satisfaction data and analytics. Mr. Bradford formerly served as chairman of the board of SAFE Boats International, a Seattle-based manufacturer of defense and emergency response boats and Vornado Air, a Wichita-based consumer brands company and formerly served as a director on the boards of Ballantyne, NRG Media, Guild Mortgage and Gold Circle Films.

Mr. Bradford earned a bachelor’s degree in business administration from the University of Arizona and an MBA from Creighton University. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.

Deb Henretta, 55
Ms. Henretta was appointed as a director in March 2016. Ms. Henretta retired from the Proctor & Gamble, Co. ("P&G") in 2015. Throughout her 30 years at P&G, she held various senior positions throughout several sectors, serving as Group President of Global e-Commerce, which included serving as Head of Global Beauty Care; Division President of Global Baby/Toddler & Adult Care; and Division Vice President of Fabric Conditioners and Bleach. She has been a director at Corning, Inc. since 2013, at Nisource Inc. since 2015 and at Staples,Inc. since 2016.

Ms. Henretta graduated summa cum laude from St. Bonaventure University with a BA in communications in 1983. She earned her MA in advertising research and teaching assistantship from Syracuse University Newhouse School of Public Communications in 1985.

15 MERITAGE HOMES | 2017 Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Class II Directors

Peter L. Ax, 57
Mr. Ax has been a director since September 2000 and is the Company's lead director. He is the managing partner of Phoenix Capital Management, an operationally focused venture capital firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a public reporting consolidator and developer of coin-operated laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York and has served in various operating roles for enterprises operated by Phoenix Capital Management. Mr. Ax is also on the board of directors of iGo, Inc. (formerly, NASDAQ: IGOI) and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle-based investment banking and merchant banking firm, and also serves annually as a judge in the Wharton Entrepreneurship Business Plan Competition.

Mr. Ax holds an MBA from the Wharton School at the University of Pennsylvania, a J.D. from the University of Arizona, and a B.S.B.A. from the University of Arizona, and has been a certified public accountant. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.

Robert G. Sarver, 55
Mr. Sarver has been a director since December 1996. He is the chairman and chief executive officer of Western Alliance Bancorporation and the managing partner of the Phoenix Suns NBA basketball team. From 1995 to 1998, he served as chairman of Grossmont Bank. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. Mr. Sarver earned a bachelor’s degree in business administration from the University of Arizona and has been a certified public accountant.

Mr. Sarver has been active in the real estate industry for more than 30 years and is known nationwide as a leader and expert in banking. He has extensive experience in a wide spectrum of successful real-estate activities, including commercial, residential and development projects.

Gerald Haddock, 69
Mr. Haddock has been a director since January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as president and Chief Executive Officer of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a director of ENSCO International, Plc., a leading global offshore oil and gas drilling service company. As a director for ENSCO, he has served as its co-lead director and Chairperson of the Audit Committee and is also a member of the Nominating & Governance Committee. From December 2004 to October 2008, Mr. Haddock served as a Board Member of Cano Petroleum, Inc. He also serves on the board of trustees and is a member of various committees for the Baylor College of Medicine (2011 to 2015), the Executive Investment Committee at Baylor University, the M.D. Anderson Proton Therapy Education and Research Foundation, and the CEELI Institute.

Mr. Haddock received his Bachelor of business administration and Juris Doctorate degrees from Baylor University. He also received a Masters of Law in Taxation degree from New York University and an MBA degree from Dallas Baptist University.

Michael R. Odell, 53
Mr. Odell has been a director since December 2011. He is president and Chief Executive Officer of MAIHO III LLC, a holding company for investments in the automotive aftermarket. In 2015 and 2016, he served as president of Eastern Auto Parts Warehouse, an automotive parts distributor. From 2008 through 2014, he served as president, Chief Executive Officer and board member of The Pep Boys - Manny, Moe & Jack, a NYSE-listed Fortune 1000 company and the nation’s leading automotive aftermarket service and retail chain. Mr. Odell joined Pep Boys in 2007 as Chief Operating Officer. Previously, he served as executive vice president and general manager of Sears Retail & Specialty Stores, a $26 billion division of Sears Holdings Corporation.

Mr. Odell started his career as a CPA with Deloitte & Touche LLP. Mr. Odell holds an M.B.A. from Northwestern University's Kellogg School of Management, and a B.S. in Accounting from the University of Denver's Daniels College of Business.  Mr. Odell has deep service, retail and distribution experience, with a broad background in strategic planning, leadership, operations and finance.

MERITAGE HOMES | 2017 Proxy Statement 16

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Director Independence

The Nominating/Governance Committee evaluates and reports to the Board of Directors regarding the independence of each candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board of Directors must be independent. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable and other business relationships the director may have with the Company.
As a result of its review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors are Peter L. Ax, Raymond Oppel, Richard T. Burke, Sr., Gerald Haddock, Dana C. Bradford, Michael R. Odell and Deb Henretta.
In making this determination, the Board of Directors evaluated whether any relationships exist between these individuals and Meritage and determined that no relationship exists between Meritage and any independent director.
Steven J. Hilton is not considered independent because he is employed by the Company.
Prior to 2004, Robert G. Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Mr. Sarver and Meritage along with relationships between Mr. Sarver and Mr. Hilton. Mr. Sarver and Mr. Hilton have certain business relationships unrelated to Meritage, including Mr. Sarver serving as trustee of certain of Mr. Hilton’s family trusts. The Nominating/Governance Committee evaluated these relationships and determined that they did not impair Mr. Sarver’s independence because they do not involve Meritage and are insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Mr. Hilton purchased a minority ownership interest. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver and Hilton. The Nominating/Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience. Although Mr. Sarver does not have any material relationship with the Company which under the applicable rules and regulations would deem him not independent, the Nominating/Governance Committee has nevertheless concluded it is at this time in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director.
The Board has also determined that all committees of the Board, with the exception of Land Committee, should be comprised entirely of independent directors and therefore neither Mr. Hilton nor Mr. Sarver serve on any Board committees.

Board Leadership Structure

Steven J. Hilton, our co-founder and CEO, also serves as a director and the Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the day-to-day operations of the Company make him highly qualified to serve as our Board’s Chairman. Mr. Hilton co-founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest non-institutional stockholder. The Board of Directors has concluded that this puts Mr. Hilton in a unique position and makes it compelling for him to serve both as Chairman of the Board and CEO to effectively represent the stockholders’ interest.
Mr. Ax, our Audit Committee Chair, serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to and complements Mr. Hilton’s position as Board Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director presides over all independent director meetings and can call special meetings of the independent directors as he deems necessary to address any matters the lead independent director feels should be addressed by the majority of our directors at any time.

CEO and Management Succession

Under the charter of the Nominating/Governance Committee, it is the role of the Nominating/Governance Committee to review and recommend to the Board of Directors changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, and policies regarding succession in the event of an emergency or departure of the CEO. Our Corporate Governance Principles and Practices provide, among other things, that our Executive Compensation Committee is to conduct an annual review of the performance of the CEO.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Under our Corporate Governance Principles and Practices, the Board of Directors is responsible for approving a succession plan for our CEO and other senior officers. Issues relating to CEO succession planning are addressed regularly (at least annually) by the Board.

Risk Oversight
Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing prescribed amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot authorize transactions that exceed prescribed thresholds that, while they may result in short-term benefits for their divisions, may expose the Company to unwarranted risks. Similarly, our executive management (including our NEOs) cannot engage in certain transactions without approval from our Board of Directors. For example, management must obtain approval from the Board of Directors, acting through the Land Committee, before proceeding with any land acquisition above a pre-established threshold. In addition, our General Counsel regularly reports to the Board of Directors information concerning ongoing litigation and possible legal, regulatory and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs.
Management operates the business within parameters established by an annual budget that is reviewed and approved by the Board of Directors. At each regular Board meeting, management provides the Board of Directors a status report with respect to the budget and addresses any material variances. We believe our budgeting process provides a useful mechanism for identifying risks and the related rewards and provides a quantitative method for evaluating those risks and rewards. The Board of Directors also provides oversight of risk through its standing committees. For example:

•
Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the department's on-going internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in approving our internal controls monitoring and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks and financial risks.

•
Our Executive Compensation Committee oversees risks relating to the compensation and incentives provided to our senior executive officers. The Executive Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Committee approves all grants of equity awards to all of our eligible employees.

•
Only Independent Directors sit on our governance Committees to provide greater Director participation in key policy decisions. Although it is not a requirement that members of our Land Committee are independent, currently all members are independent directors.

The Board and Board Committees

We currently have nine incumbent directors and the following committees:

•	Audit Committee

•	Executive Compensation Committee

•	Nominating/Governance Committee

•	Land Committee
Our Board of Directors typically meets on a quarterly basis, with additional meetings held as required. During 2016, the Board of Directors held five meetings. Throughout 2016, each director attended at least 75% of the aggregate of the Board and committee meetings of which they were a member. Our Land Committee does not have regularly scheduled meetings but rather meets when significant land transactions require the Land Committee’s consideration. Directors are expected to attend our annual meetings of stockholders. All directors with the exception of Mr. Sarver attended our 2016 annual meeting held on May 19, 2016.

MERITAGE HOMES | 2017 Proxy Statement 18

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The following table identifies the current members of our Board of Directors and the number of meetings held during 2016:

Board of Directors	Audit Committee	Executive Compensation Committee	Nominating/ Governance Committee	Land Committee
Steven J. Hilton*
Peter L. Ax +			×	×
Raymond Oppel				×
Richard T. Burke, Sr.	×
Gerald Haddock				×
Dana Bradford	×	×		×
Michael R. Odell		×
Robert G. Sarver
Deb Henretta			×
Number of Meetings	7	5	4	19

*	=	Chairman of the Board
×	=	Member
	=	Committee Chair
+	=	Lead Independent Director
Audit Committee
The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (Exchange Act), and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors in:

•	fulfilling its oversight of the integrity of our financial statements,

•	overseeing our compliance with legal and regulatory requirements,

•	determining our independent registered public accounting firm’s qualifications and independence,

•	evaluating the performance of our internal audit function and independent registered public accounting firm, and

•	reviewing and approving any related party transaction between the Company and senior executive officers and directors.
The Audit Committee has the sole authority to appoint and replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from us for, outside legal, accounting and other advisors as it deems necessary to carry out its duties.
The Audit Committee operates under a written charter established by the Board. The charter is available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. In addition, each member of the Audit Committee has accounting or related financial management expertise. The Board of Directors has determined that Peter Ax, the Chair of our Audit Committee and each of our other two directors who serve as audit committee members are independent directors as defined by the NYSE’s listing standards, and each is an “audit committee financial expert.” Information about Mr. Ax’s past business and educational experience is included in his biography in this proxy statement under the caption “—Director Qualifications and Diversity —Class II Directors”.
The report of the Audit Committee is included in this proxy statement under the caption “Report of the Audit Committee.”
Executive Compensation Committee
The Board of Directors has established an Executive Compensation Committee (the “Compensation Committee”) in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board of Directors and its responsibilities include:

•	reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,

•	reviewing and incorporating stockholder preferences with respect to compensation agreements with our NEOs,

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

•	overseeing all equity-based award grants,

•	making recommendations to the Board of Directors with regard to non-NEO compensation and equity-based awards, and

•	producing a report on executive compensation to be included in our annual proxy statement.
The Compensation Committee is currently comprised of three members of the Board, each of whom is independent under the independence standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). Generally the Compensation Committee Chair is in charge of setting the schedule for the Compensation Committee’s meetings, as well as the agenda of each meeting.
The Compensation Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request.
The Compensation Committee has the sole authority to hire outside compensation advisors and consultants and to determine the terms, scope, fees and costs of such engagements. Since 2013, the Compensation Committee has engaged The POE Group ("POE Group") annually, to provide an update on current compensation trends and to provide recommendations on the compensation packages of our NEOs.
The Compensation Committee determines executive compensation with respect to our NEOs independent of management. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants in most cases are determined or based on an employment agreement between the Company and the NEO, which are negotiated and approved by the Compensation Committee; however, they may be adjusted based on the Compensation Committee’s review of the NEO’s performance and competitive market factors. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants and the nature and size of the proposed award. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There are no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.
Nominating/Governance Committee
The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:

•	developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,

•	identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•	considering recommendations for director nominations received from stockholders,

•	reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices,

•	addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or departure of the CEO,

•	reviewing the charters of the Compensation Committee, Audit Committee and Nominating/Governance Committee and any other committees,

•	assessing and monitoring, with Board involvement, the Board’s performance,

•	recommending nominees for the Compensation Committee, Audit Committee, Nominating/Governance Committee, and Land Committee, and

•	promoting adherence to a high standard of corporate governance and Company values.
The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

MERITAGE HOMES | 2017 Proxy Statement 20

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Director Nomination Process
Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our criteria for new directors. Prospective nominees must meet these qualification requirements and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.
Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee and other expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. The Nominating/Governance Committee also evaluates each candidate in the context of maintaining and creating a diverse Board, as previously discussed. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.
Stockholder Recommendations. The policy of the Nominating/Governance Committee is to consider properly-submitted stockholder recommendations for candidates for membership on the Board of Directors as described below. In evaluating such proposals, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder recommendations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:
Meritage Homes Corporation
8800 East Raintree Drive
Suite 300
Scottsdale, Arizona 85260
Attn:  Secretary
The Secretary will forward all recommendations to the Nominating/Governance Committee.
Stockholder Nominations. Our bylaws also permit stockholders to nominate directors for election at an annual stockholder meeting. For a description of the process for submitting such nominations for consideration at next year’s annual meeting, please see “Stockholder Proposals, Director Nominations and Other Items of Business” on page 54 of this proxy statement.
Proxy Access.  In February 2017, we amended our bylaws to permit an eligible shareholder, or a group of up to 20 shareholders, that has continuously owned at least three percent of the Company’s outstanding shares of common stock for three years to include in the Company’s proxy materials director nominations of up to 20% (rounded to the nearest whole number) of the number of Directors constituting the class up for election at any annual meeting. For a description of the process and deadlines for submitting such nominations for consideration at next year’s annual meeting, please see “Stockholder Proposals, Director Nominations and Other Items of Business” on page 54 of this proxy statement.
Director Orientation and Continuing Education
It is the policy of the Board that all new directors should participate in an orientation program sponsored by the Company. This orientation will be designed to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Ethics, its principal officers, its internal audit function, and its independent auditors. In addition, the Board encourages each director to attend prominent continuing education programs. The Company will pay for the director’s tuition and reasonable and customary travel expenses to attend continuing education programs.
Executive Sessions of Independent Directors
Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2016. Peter Ax is our Lead Independent Director and presides over these executive session meetings.

21 MERITAGE HOMES | 2017 Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Land Committee
The Board of Directors has established a Land Committee, which directly reports to the Board of Directors. The Land Committee is responsible for reviewing and approving/denying land acquisition transactions recommended by management in excess of a predetermined monetary threshold. The Committee is intended to function as an additional approval mechanism for executive management’s land acquisition approval policies and procedures.
As of the date of this filing, the Land Committee was comprised of Messrs. Ax, Oppel, Haddock and Bradford. The Land Committee is transactional in nature; accordingly, the frequency of meetings is not pre-determined, and rather meetings only occur when significant land transactions arise that require Land Committee consideration. Currently, no compensation is paid to any director for service on the Land Committee, and there is not a Land Committee chair.

Code of Ethics
We are committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors. The Code is available on our website at investors.meritagehomes.com and we will provide a print copy to any stockholder upon request.
Meritage Stock Pledging Policy
In February 2013, the Nominating/Governance Committee approved a modification to the Company’s securities trading policy prohibiting all future pledging of the Company’s equity securities by our employees, NEOs and directors. In connection with this policy, the Company adopted a grandfather provision relating to existing pledges. As of the date our modified policy was adopted, only Messrs. Hilton and Sarver had outstanding pledges. Our grandfather provision exempts existing pledges and continuation or replacements thereto; provided, however, that with respect to these existing pledges (or continuations or replacements thereof) the number of shares pledged may not exceed the greater of (i) two-thirds of the total number of Meritage shares beneficially owned by Mr. Hilton or Sarver, as the case may be, or (ii) 200,000 shares. In establishing these grandfather provisions, the Board considered the particular circumstances of Mr. Hilton and Mr. Sarver, the founder of the Company and an original board member, respectively, both of whom have a significant ownership in the Company’s equity securities.
Anti-Hedging Policy
We have a securities trading policy that sets forth guidelines and restrictions on transactions involving our stock, which are applicable to all employees, including our NEOs and directors. Among other things, our policy prohibits all types of hedging transactions, including, but not limited to, purchases of stock on margin, short sales, buying or selling puts or calls and similar transactions involving any derivative securities. If allowed, these types of transactions could enable employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees may no longer have the same objectives as the Company’s other stockholders and therefore such transactions involving Meritage stock are prohibited.

Communications with the Board of Directors
Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 2. The Lead Independent Director will disseminate the information to the rest of the Board at his discretion.

MERITAGE HOMES | 2017 Proxy Statement 22

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis
The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately following this discussion.
The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. For our 2016 fiscal year, our NEOs were:

•	Steven J. Hilton, Chairman and Chief Executive Officer

•	Hilla Sferruzza, Executive Vice President, Chief Financial Officer *

•	C. Timothy White, Executive Vice President, General Counsel and Secretary

•	Phillippe Lord, Executive Vice President, Chief Operating Officer

•	Javier Feliciano, Executive Vice President, Chief Human Resources Officer

•	Larry W. Seay, former Executive Vice President, Chief Financial Officer *

*	Mr. Seay retired on March 31, 2016, and Ms. Sferruzza was appointed Executive Vice President, Chief Financial Officer on April 1, 2016.
This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during 2016, including the award of bonuses related to 2016 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.

2016 Environment
The 2016 housing market generally experienced a steady level of growth, thanks in part to the continued low cost of home ownership and improving consumer confidence, contributing to a favorable demand environment, particularly in the first-time buyer segment. Despite the modest rise in interest rates in the last quarter of the year, rates are still historically low, and the impact of the increases has not yet been observed in the homebuilding industry.

We remain committed to our plan of strategically positioning ourselves in many of the top housing markets in the country and continue to actively source land for well-located communities within those locations. Currently, we are actively pursuing land opportunities, opening new communities and developing product that appeal to and target the growing first-time home buyer segment. Our investments in well-located new communities and innovative product offerings have created a strategic differentiation for Meritage Homes. We believe this differentiation has benefited us throughout the last several years and will continue to provide us with opportunities for growth and profitability in the future.

The growth and profitability of Meritage is dependent on executive management’s vision and actions to implement and support these strategic goals and we feel we have taken, and continue to take, appropriate steps for Meritage to be well-positioned for success.

Executive Summary

Meritage Homes is committed to building long-term stockholder value. Accordingly, our NEO compensation program is designed to be largely performance driven. At our 2016 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by 93% of total votes cast, indicating that our stockholders were in agreement with our Compensation Committee and its direction of setting compensation arrangements based on performance metrics that are in line with the goals of our stockholders. A summary of our compensation packages is discussed further in this proxy in the section titled “Compensation Program.”
2016 Business Highlights
2016 was another year of growth and progress on many strategic fronts for Meritage Homes. Below is a summary of some of the significant accomplishments achieved in 2016:

•	Grew total home closing revenue to $3.0 billion in 2016, up 19% over 2015.

•	Generated 15% year-over-year diluted EPS growth with full year 2016 diluted EPS of $3.55.

•	Successfully opened our first LiVE.NOW. communities targeted to the growing number of first-time buyers looking for affordable home ownership that offers a product beyond the typical entry-level home.

•	Surpassed a historic milestone with the closing of our 100,000th home.

•	Increased our lots under control by 7% to 29,815 lots at December 31, 2016 from prior year.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Maintained our net debt-to-capital ratio within our target of the low-to-mid 40% range, reporting 41.2% at December 31, 2016.
As mentioned, our executive compensation program is designed to be driven with a focus on pay-for-performance. In 2016, more than half of the compensation program for our CEO and certain other NEOs was based on various performance metrics that are tied to Meritage’s operational goals. The following graph illustrates CEO compensation as it relates to the performance of the Company over the last three years.

*	Before deduction of CEO total compensation (as reflected in the Summary Compensation Table).

In addition to our financial and operating successes, Meritage Homes is committed to building every home to meet or exceed ENERGY STAR® standards, the Environmental Protection Agency has recognized Meritage Homes as an ENERGY STAR Partner of the Year every year since 2010. For the fourth consecutive year, Meritage received the ENERGY STAR® prestigious Partner of the Year for Sustained Excellence Award in recognition of our ongoing industry leadership in advancing energy-efficient building standards.
We have also enjoyed successes in establishing ourself as a company that gives back and has been recognized for such efforts. Since 2013, Meritage has partnered with Operation Homefront to provide newly-built mortgage-free homes to military families through its Homes on the Homefront program. In addition, Meritage employees donated thousands of man-hours and significant financial support to Ronald McDonald House, Habitat for Humanity, numerous local food banks and many other local and national charitable organizations, which we plan to continue to support through the Meritage Cares Foundation.

MERITAGE HOMES | 2017 Proxy Statement 24

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long term while simultaneously striving to be externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders. Since 2013 the Compensation Committee has engaged POE Group as its independent compensation consultant to evaluate and make recommendations regarding the terms of our NEO compensation programs as they relate to creating stockholder value as well as remaining competitive in the marketplace with the changing trends in NEO compensation, while meeting the below core objectives:
Pay for Performance
A substantial portion of the total potential compensation for Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord is intended to be variable on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each respective NEOs employment agreement was based upon an assessment performed by POE Group of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is derived based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the NEOs role in the attainment of the Company’s performance goals.
Stock Ownership
We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our stockholders and helps to focus our executives on long-term stockholder value creation. We award restricted stock, restricted stock units and performance share awards to our NEOs, as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.
Recruiting and Retention
Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other large public homebuilders. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.
Compensation Peer Group
As a member of the homebuilding industry, we predominantly compete for executive talent and have historically compared ourselves to other companies in our industry. There are a limited number of homebuilders that have revenue and market capitalization similar to ours. Therefore, the Compensation Committee, with the assistance of POE Group, has established a peer group of comparably sized companies selected from the homebuilding industry as well as the building products industry. The majority of the peer group companies fall within the following parameters:

•	0.4 times to 2.5 times our revenues, and

•	0.25 times to 4.0 times our market capitalization.
The peer group companies that were used in 2016 for executive compensation benchmarking and performance benchmarking are set forth below. We believe that this peer group provides an appropriate benchmark comparison for our Company.

●	Armstrong World Industries	●	Louisiana Pacific
●	Beazer Homes USA	●	Masonite International
●	BMC Stock Holdings	●	M.D.C. Holdings
●	CalAtlantic Group	●	Taylor Morrison Home
●	Fortune Brands	●	TRI Pointe
●	Hovnanian Enterprises	●	Toll Brothers
●	KB Home	●	USG

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COMPENSATION DISCUSSION AND ANALYSIS

In addition to the peer group listed above for executive compensation benchmarking, the Compensation Committee established a peer group for the total shareholder return ("TSR") portion of performance based long-term incentive awards that includes only homebuilders based on the recommendations of POE Group. The revised TSR peer group for 2016 is set forth below:

●	Beazer Homes USA	●	M.D.C. Holdings
●	CalAtlantic Group	●	Taylor Morrison Home
●	Hovnanian Enterprises	●	Toll Brothers
●	KB Home	●	TRI Pointe

While market data is an important factor utilized by the Compensation Committee when setting compensation, it is only one of multiple factors considered, and the amount paid to each executive may be more or less than the composite market predicted value based on the performance of the Company and the executive, the roles, experience and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important.

MERITAGE HOMES | 2017 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices
The best practices evidenced by our compensation programs and processes include:

WE DO		WE DO NOT
✓	Pay for performance by requiring a significant portion of the total compensation of our NEOs be determined based on performance tied to strategic objectives.	✗	Provide perquisites for our NEOs other than those limited to auto allowance, reimbursement of certain insurance premiums and other limited benefits.
✓	Have executive Stock Ownership Requirements in place set at a multiplier of base salary.	✗	Reprice or replace stock options and other equity awards.
✓
Have a clawback policy for our NEOs requiring the recoupment of incentive bonuses in the event of a restatement of financial results resulting from willful misconduct or gross negligence of the applicable NEO.
		✗	Allow hedging.
✓	Engage a compensation consultant to provide an update on current compensation trends and to provide recommendations on our NEOs’ current compensation packages.	✗	Allow pledging, subject to certain limited grandfather provisions.
✓	Double trigger cash severance based upon a change-in-control of the Company.	✗	Provide tax gross-ups applicable to change-in-control and severance payments.
Our executive compensation policies and practices are designed to align our NEOs’ long-term interests with those of our stockholders via a pay-for-performance model. The charts below depict the 2016 percentage of compensation for our CEO and other NEOs that is fixed versus performance-based (from the summary compensation table on page 39):

*	Represents average for current NEOs other than the CEO.

**	Includes fair value of performance share awards (at target level) and actual non-equity incentive plan compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

Independent Compensation Consultant
In accordance with its charter, the Compensation Committee has the sole authority to obtain advice and assistance from consultants, legal counsel, accounting and other advisers as appropriate. The Compensation Committee has the sole authority to retain and terminate any compensation consultant, counsel or adviser and to determine and approve the terms, costs and fees for such engagements. Since 2013, the Compensation Committee has engaged POE Group as its independent compensation consultant taking into consideration (i) the independence of and similar factors pertaining to POE Group as required by the New York Stock Exchange (NYSE), the Securities and Exchange Commission (SEC) and other applicable rules and regulations. Upon consideration of these factors, the Compensation Committee concluded that engaging POE Group did not present any conflicts of interest.
POE Group provided information and advice regarding compensation philosophy and strategy; recommended peer group selection criteria as well as recommended potential peer companies; and consulted with the Compensation Committee on both long-term and short-term incentive compensation.

Compensation Program

The key components of our executive compensation program are base salary, annual incentive cash compensation and long-term equity incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan, a non-qualified deferred compensation plan, and to receive limited certain personal benefits, as described below. The employment agreements of our CEO and other NEOs are further described in this proxy under the section “—Employment Agreements in Effect for 2016.”
In 2016, the Compensation Committee undertook a holistic review of the executive compensation program with the assistance of our independent compensation consultant POE Group. The executive compensation program was designed based on the following strategic principles:

•	Alignment with key outcomes of our business strategies;

•	Appropriate balance of short- and long-term incentive award opportunity;

•	Provision of market-competitive total compensation opportunity within our industry and peer group;

•	Appropriate alignment with our stockholders by delivering a significant percentage of total compensation opportunity through equity;

•	Setting total compensation package where a significant percentage of total compensation is at risk;

•	Transparency in the communication of plan design and performance goals to enhance understanding; and

•	Adherence to sound governance practices, including the prudent management of compensation risk.
Based on the results of the analysis, the components of our NEO compensation program are as outlined below.
Base Salary
The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall target compensation. As compared to our compensation peer group, we target our NEO salaries to be commensurate with other public homebuilders. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the Company, as well as market data.
Annual Cash Incentive Compensation ("Non-Equity Incentive Plan")
For 2016, Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord were eligible for annual cash incentive compensation. We believe our Non-Equity Incentive Plan focuses our NEOs on the most important short-term measures of our business, establishes a clear connection between performance and earned compensation, and provides greater transparency to our stockholders as to the operation of our Non-Equity Incentive Plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others. The annual incentive compensation is designed to generally comply with the requirements of Section 162(m) of the Code to allow for the tax deductibility of incentive compensation paid to our NEOs.
The specific details of each NEO’s 2016 incentive compensation are further described under the section “—Employment Agreements in Effect for 2016”.

MERITAGE HOMES | 2017 Proxy Statement 28

COMPENSATION DISCUSSION AND ANALYSIS

Discretionary Bonuses
For 2016, for Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord, discretionary bonuses could be awarded based on specific achievements of each individual beyond those of the performance measurements included in the annual incentive compensation calculations, subject to approval by Executive Compensation Committee. For 2016, Mr. Feliciano was eligible to receive an annual discretionary bonus of up to 50% of his base salary. During 2014, 2015 and 2016, the number and amount of discretionary bonuses was limited.
Long-Term Equity Incentive Awards
Long-term incentives are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. We award restricted stock units to our NEOs as part of our total equity compensation structure. In 2016, we also granted performance share awards to Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord, as further discussed below. The restricted stock unit and performance share awards generally have a three-year cliff vesting schedule.
In connection with our equity awards, we have also adopted stock ownership requirements as further discussed below in the section “—Security Ownership Requirements.”
The Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their stock ownership, helps to align the interests of management with our stockholders. The Compensation Committee believes that these equity-based awards provide the opportunity for our executives to benefit from strong equity performance and, particularly in the case of the restricted stock and restricted stock unit awards, the NEOs focus on balancing stability and preservation of stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with more contingent equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, equity-based awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, we seek to achieve an appropriate balance between cash and non-cash compensation such that management is appropriately incentivized, our working capital and financial results are minimally affected and our stockholders do not experience undue dilution.
Other Compensation
The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited, but help maintain the competitiveness of our compensation package as compared to our peer companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability or long-term care insurance.
Tax Considerations
Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each NEO. The $1 million limitation generally does not apply to compensation that is paid pursuant to a performance-based plan approved by stockholders. Our intention is to comply with the requirements of Section 162(m) and generally maintain deductibility for executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.

Security Ownership Requirements
We maintain security ownership requirements for our directors and certain executive officers. The Board of Directors believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors and executive officers are required to comply with ownership guidelines. The guidelines for our directors and NEOs are outlined below:

•	Directors, three times annual director fees (exclusive of committee or lead director fees),

•	CEO, ten times base salary, and

•	COO, CFO, CHRO and General Counsel, two times base salary.
In the case of the appointment of a new executive officer or director, they shall not be required to purchase stock in the open market in order to become compliant.  For directors and executive officers, until such compliance is achieved they may not sell or otherwise transfer any stock or stock equivalents related to equity awarded by the Company; provided, however, until such compliance is achieved, they may sell stock as necessary to pay any required income tax withholdings in connection with the vesting of any equity grants. Once their income tax withholdings are fulfilled, they may

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COMPENSATION DISCUSSION AND ANALYSIS

not sell more than 50% of the remaining equity grants or awards that vest in a fiscal year and must hold the balance of their shares until their ownership requirements are met. In order to enable our directors and officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect their compliance with the guidelines provided the officer or director continues to hold at least the number of shares that were necessary to comply with the Stock Ownership Guidelines but for a decrease in stock price.
For purposes of the stock ownership guidelines, stock is deemed “owned” for both directors and officers in the case of (a) shares owned outright, (b) beneficially-owned shares, and (c) phantom shares allocated to an officer in the Company’s Non-Qualified Deferred Compensation Plan. As of December 31, 2016, all officers and directors were in compliance with their respective security ownership requirements.

Equity-Based Awards

Meritage has traditionally granted equity-based awards to directors, senior executive officers and other employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. Since 2009, all equity awards to employees and directors have been comprised of restricted stock and for NEOs have been comprised of a combination of restricted stock or restricted stock units and performance share awards as a means of providing sufficient incentive compensation, bringing it more in line with industry trends.
We have comprehensive policies relating to the granting of stock options and other equity-based awards. Following is a summary of key aspects of our policies:

•	All equity-based awards must be approved by the Compensation Committee.

•	All equity-based grants will be approved at formal meetings (including telephonic) of the Compensation Committee.

•	The grant date of such awards will be the date of the meeting (or a specified date shortly after the meeting).

•
The customary annual equity-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.

•
The customary annual grant (including performance-based grants) to executive officers and directors shall generally occur approximately at the same time as the customary annual grant to other employees.

•
The Company shall not intentionally grant equity-based awards before the anticipated announcement of materially favorable news or delay the grant of equity-based awards until after the announcement of materially unfavorable news.

•	The Compensation Committee will approve equity-based grants only for persons specifically identified at the meeting by management.

Employment Agreements in Effect for 2016
In March 2014, we entered into amended employment agreements with Messrs. Hilton, Seay and White. These employment agreements were scheduled to expire on December 31, 2016 with automatic one-year extension renewal provisions. These renewal provisions extend the terms of the arrangements for one year unless on or before August 31 of any renewal term, the executive or the Company notifies the other that it wishes to terminate the agreement. The Compensation Committee negotiated and approved the terms of each of these agreements. Ms. Sferruzza and Messrs. Lord and Feliciano entered into agreements on the date of their appointment as an executive officer in April 2016, March 2015 and November 2015, respectively. Mr. Lord's agreement was amended in early 2016. We entered into revised employment agreements with Mr. Hilton, Ms. Sferruzza and Messrs. White, Lord and Feliciano in February 2017 as further described in the 2017 Developments section beginning on page 36. Following is a description of the key provisions between the Company and each of the NEOs of their agreements in effect for 2016.
Base Salary

	Named Executive Officer
	Steven J. Hilton	Hilla Sferruzza (1)	C. TImothy White	Phillippe Lord (2)	Javier Feliciano	Larry W. Seay (3)

Base Salary	$1,000,000	$425,000	$525,000	$550,000	$320,000	$600,000
(1) Salary effective April 1, 2016 upon Ms. Sferruzza's appointment to CFO.
(2) Salary effective January 1, 2016 per amendment to employment letter dated February 16, 2016.
(3) Mr. Seay retired effective March 31, 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Bonus
Mr. Hilton, Ms. Sferruzza and Messrs. White, Lord and Seay were each entitled to an annual cash incentive bonus based upon the achievement of certain performance goals established by the Compensation Committee. The amount of the target bonus and payout ranges for each officer is set forth below. The amount of the bonus to be paid is contingent upon the achievement of the performance criteria established by the Compensation Committee. Where the actual performance falls below the threshold level, no incentive bonus will be paid with respect to that performance goal.
The non-equity incentive plan has three performance measures, weighted 60%, 30% and 10%, respectively:

1.	EBITDA as adjusted for specific and pre-determined items (adjusted EBITDA);

2.	Number of home closings; and

3.	Customer satisfaction rating as determined by our third party rating agency.
We believe these metrics focus Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord on the most important short-term measures of our business, establish a clear connection between performance and earned compensation, and provide greater transparency to our stockholders as to the operation of our non-equity incentive plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others.
For each of the three performance measures noted above, our Compensation Committee has specified:

•	A threshold level of achievement below which no incentives will paid;

•	A target range level of achievement (e.g. between the threshold and maximum) associated with a market-competitive incentive award; and

•	A maximum level of achievement above which incentives will not increase (payout ceiling).
The relationship between the level of performance and associated payout with each level is reflected below. Where actual results fall between the performance levels set forth above, payments will be calculated based on linear interpolation.

	Below Threshold	Threshold	Intermediate (Goal)	Target (1)	Maximum
Adjusted EBITDA and Number of Home Closings
Performance (as % of Goal)	<90%	90%	100%	110%	115%
Payout as % of Target	—%	25%	50%	100%	200%	(2) (3)
	Below Threshold	Threshold	Intermediate	Target (Goal) (1)	Maximum
Customer Satisfaction Rating
Performance (as % of Goal)	<88%	88%	94%	100%	113%
Payout as % of Target	—%	25%	50%	100%	200%	(2) (3)
(1) Target payouts for Messrs. Hilton, White and Lord are $2,500,000, $600,000 and $1,000,000, respectively. The target payout for Ms. Sferruzza was $318,750 which reflects a prorated 75% of her target payout of $425,000 based on her April 1, 2016 start date.
(2) Maximum 2016 payout for Mr. Lord is equal to 165% of his target annual bonus.

(3)	The target 2016 payout for Mr. Seay was 25% of his target annual bonus of $600,000 reflecting a prorated portion based on his March 31, 2016 retirement date.

For purposes of determining the executives’ formula bonuses, “Adjusted EBITDA” means earnings before interest expense and interest amortized to cost of sales, income taxes, depreciation and amortization (“EBITDA”) adjusted to exclude non-routine charges that the Compensation Committee determines in its sole discretion at the time the incentive bonus plan is established is appropriate to exclude.
Annual Discretionary Bonus
Based on specific achievements of each individual beyond those of the performance measurements included in the annual incentive compensation calculations, our NEOs may be awarded discretionary cash bonuses subject to approval by the Compensation Committee. For 2016, Ms. Sferruzza received a discretionary cash bonus of $74,375 which represented 25% of the cash bonus as calculated under her previous bonus program relating to her position as Chief Accounting Officer. For 2016, Mr. Feliciano was entitled to an annual discretionary cash bonus with a target bonus equal to 50% of his base salary and accordingly was awarded a discretionary bonus of $160,000.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Awards
In 2016, Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord were entitled to long-term incentive awards which consist of two equity delivery vehicles: where 50% of the long-term award opportunity will be provided through a performance-based award and 50% through a service-based award conditioned upon the continued employment for the NEO, subject to acceleration in certain events. In 2016, Mr. Feliciano was entitled to equity with service-based award conditions only.
Performance Share Awards. In 2016, Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord were entitled to performance-based awards as part of their overall compensation. The performance-based portion of the long-term incentive awards had three metrics, which in 2016 were weighted 40%, 30% and 30%, respectively:

1.	Achievement of a targeted earnings per share (“EPS”) goal;

2.	Three-year total shareholder return (“TSR”) relative to our TSR peer group (as defined under the caption "—Compensation Philosophies and Objectives — Compensation Peer Group "); and

3.	Achievement of a targeted return on asset (“ROA”) goal.
The Compensation Committee selected these three measures for our long-term incentive awards as they believe they best align with our current stockholder interests of strong returns, increased profitability per share, and increased efficiency in generating profits from assets. Additionally, the three metrics are assessed from both relative and absolute measurement approaches providing internal and external performance perspective.
For each of the three performance-based plan measures, our Compensation Committee has specified:

•	A threshold level of achievement below which no incentives will paid;

•	A target range level of achievement (e.g. between the threshold and maximum) associated with a market-competitive incentive award; and

•	A maximum level of achievement above which incentives will not increase (payout ceiling).
Each metric is assessed separately from the others, and each may be adjusted for specific and pre-determined items established by the Compensation Committee. Both the EPS and ROA goals were adjusted starting in 2016 to be measured annually and on a standalone basis, although the vesting of the shares will occur at the end of a three-year performance period. The TSR goal remained a cumulative three-year metric. The relationship between the level of performance and the shares awarded with each level is reflected in the table below. Where actual results fall between the performance levels set forth below, payments will be calculated based on linear interpolation.

	Below Threshold	Threshold	Target (1) (Goal)	High Target	Maximum
EPS (40%)
Performance as % of Goal	<90%	90%	100%	110%	115% or Greater
Shares Awarded as % of Target	—	50%	100%	125%	150%
ROA (30%)
Performance as % of Goal	<90%	90%	100%	110%	115% or Greater
Shares Awarded as % of Target	—	50%	100%	125%	150%
Relative TSR (30%)
Peer Group Percentile	<40%	40%	50%	65%	80% or Greater
Shares Awarded as % of Target	—%	50%	100%	125%	150%
(1) Total award value at target level is equal to approximately $1,000,000, $318,750, $425,000 and $550,000 for Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord, respectively.

MERITAGE HOMES | 2017 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Unit Awards
In 2016, Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord were entitled to an annual grant of restricted stock units that cliff vest on the third anniversary of the date of grant. The number of restricted stock units to be granted to each executive officer will be equal to the dollar value specified for each executive officer divided by the closing price of the Company’s stock on the grant date. The value of restricted stock units to be granted annually to each officer is approximately $1,000,000, $318,750, $425,000 and $550,000 for Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord, respectively.
Restricted Stock Awards
In 2016, Mr. Feliciano was entitled to receive an award of restricted stock annually at the discretion of the Compensation Committee. In November 2015, Mr. Feliciano received 10,000 shares of restricted stock units, which will vest in equal annual installments over three years. The Compensation Committee intended that this grant in late 2015 encompass his equity award for 2016.
Other Benefits
In 2016, our CEO and certain of our NEOs were also entitled to certain specified other benefits. With respect to Mr. Hilton, he was entitled to receive payments annually to purchase life insurance in the amount of $5,000,000; disability and/or long-term care insurance with monthly benefits of $20,000; reimbursement for business use of his airplane at an amount equal to comparable charter rates; and the use of a Company car. With respect to Ms. Sferruzza and Messrs. White and Lord, they were entitled to receive payments annually for life insurance in the coverage amount of $3,000,000 and disability and/or long-term care insurance with monthly benefits of $20,000. Messrs. White and Lord were also entitled to an auto allowance.
Termination Provisions
In 2016, Mr. Hilton, Ms. Sferruzza, and Messrs. White, Lord and Seay were eligible for payments in certain situations upon termination of employment, which may include voluntary resignation, resignation by the officer for good reason, termination by the Company, with and without cause, death or disability, and retirement. Mr. Seay retired on March 31, 2016 and as a result, certain of his equity awards accelerated. A summary of the key termination provisions of each executive officer’s employment agreement in effect for 2016 is outlined beginning on page 43.

33 MERITAGE HOMES | 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Discussion of NEO Compensation
Following is a discussion of the compensation paid, awarded or earned in 2016 to the Company’s CEO and NEOs.
Our NEOs were compensated in 2016 pursuant to the terms of their respective employment agreements in effect during 2016, which provided for a base salary, an annual cash incentive bonus based on Company performance, if applicable and earned, equity grants and other customary executive benefits.
Under these agreements, a substantial portion of Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord's potential compensation was performance-based to align their goals and efforts with the interests of our stockholders.
Salary. In accordance with the terms of their respective employment agreements, each NEO was paid a base salary as outlined below:

	Named Executive Officer
	Steven J. Hilton	Hilla Sferruzza (1)	C. Timothy White	Phillippe Lord	Javier Feliciano	Larry W. Seay (1)

Base Salary	$1,000,000	$425,000	$525,000	$550,000	$320,000	$600,000

(1)	Mr. Seay retired on March 31, 2016 and Ms. Sferruzza was appointed as CFO on April 1, 2016. Amounts in the table above represent their annual salary per their respective employment agreements.

Equity Awards. In 2016, Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord were granted awards of 29,078, 9,269, 12,358, and 15,993 restricted stock units, respectively, and were granted an equal amount of target performance shares pursuant to the terms set forth in their respective employment agreements as outlined beginning on page 30. The service-based shares cliff vest on the third anniversary of the date of grant. The performance shares also vest on the third anniversary of the date of grant, subject to the achievement of the performance measures for each of the 2016, 2017 and 2018 fiscal periods. The table below illustrates the potential performance share awards through the performance share plan for 2016 at threshold, target and maximum performance levels for each NEO based on the established performance metrics. For discussion of the restricted stock, restricted stock units and performance share awards that vested in 2016, see footnote (4) to the 2016 Stock Vested table on page 42.

Name and Principal Position	Approximate Award Fair Value (at Target level) ($)	Threshold (Shares) (#)	Target (Shares) (#) (1)	Maximum (Shares) (#)
Steven J. Hilton, Chairman and CEO	$1,000,000	14,539	29,078	43,617
Hilla Sferruzza, EVP and CFO	$318,750	4,635	9,269	13,904
C. Timothy White, EVP, General Counsel and Secretary	$425,000	6,179	12,358	18,537
Phillippe Lord, EVP and COO	$550,000	7,997	15,993	23,990

(1)	Number of shares based on a grant price of $34.39, the closing stock price on the date of grant for Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord.

MERITAGE HOMES | 2017 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS

Cash Incentive Bonus. For 2016, Mr. Hilton, Ms. Sferruzza and Messrs. White, Lord and Seay earned cash performance-based bonuses pursuant to the terms set forth in their respective employment agreements as outlined beginning on page 30 of this proxy statement and according to the metrics set forth below. These cash bonuses were paid in February 2017.
ACTUAL RESULTS FOR 2016 ANNUAL INCENTIVE COMPENSATION:

		Named Executive Officer
Actual Results		Steven J. Hilton	Hilla Sferruzza		C. Timothy White	Phillippe Lord	Larry W. Seay

Adjusted EBITDA (in millions) (60%)
Actual Results		$298,069	$298,069		$298,069	$298,069	$298,069
Goal	≥	$264,453	$264,453		$264,453	$264,453	$264,453
Target Bonus $		$1,500,000	$191,250	(2)	$360,000	$600,000	$90,000	(3)
NEO Payout % (1)		154.2%	154.2%		154.2%	135.2%	154.2%
NEO Payout $		$2,313,457	$294,965		$555,230	$811,499	$138,807

Number of Home Closings (30%)
Actual Results		7,355	7,355		7,355	7,355	7,355
Goal	≥	6,359	6,359		6,359	6,359	6,359
Target Bonus $		$750,000	$95,625	(2)	$180,000	$300,000	$45,000	(3)
NEO Payout % (1)		200.0%	200.0%		200.0%	165.0%	200.0%
NEO Payout $		$1,500,000	$191,250		$360,000	$495,000	$90,000

Customer Satisfaction Rating (10%)
Actual Results		88.9	88.9		88.9	88.9	88.9
Target	≥	80.0	80.0		80.0	80.0	80.0
Target Bonus $		$250,000	$31,875	(2)	$60,000	$100,000	$15,000	(3)
NEO Payout % (1)		189.0%	189.0%		189.0%	157.9%	189.0%
NEO Payout $		$472,500	$60,244		$113,400	$157,850	$28,350

Total NEO Payout $		$4,285,957	$546,459	(4)	$1,028,630	$1,464,349	$257,157

(1)	See the table provided on page 31 of this proxy statement for additional information related to the payout percentages as they relate to the targets.

(2)	Amount reflects a prorated 75% of the target bonus for each metric related to Ms. Sferruzza's promotion to CFO effective April 1, 2016.

(3)	Amount reflects a prorated 25% of the target bonus for each metric related to Mr. Seay's retirement as CFO effective March 31, 2016.

(4)	This amount reflects Ms. Sferruzza's incentive compensation as it related to her position as CFO. In addition to this, Ms. Sferruzza received a discretionary bonus as described below.

The Company's actual adjusted EBITDA and customer satisfaction ratings exceeded the targets set. For these metrics, each NEO qualified for payment between the target and maximum payment amounts based on the linear interpolation of actual results as compared to the targets set for each metric. The Company's number of home closings exceeded the maximum target set and for this metric and accordingly, each NEO qualified for the maximum payment amount.

Discretionary Bonus. For 2016, Ms. Sferruzza received a discretionary cash bonus of $74,375 which represented 25% of the cash incentive bonus as calculated under her previous bonus program relating to her position as Chief Accounting Officer. Mr. Feliciano is entitled to an annual discretionary cash bonus with a target bonus equal to 50% of his base salary and for 2016 was awarded a discretionary bonus of $160,000.

Other Benefits. The Company also provided other benefits consistent with their employment agreements. These benefits are detailed in the "All Other Compensation Table" included in this proxy statement.

35 MERITAGE HOMES | 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2017 Developments
NEO Compensation
In February 2017, the Company entered into employment agreements with Ms. Sferruzza, Mr. Lord and Mr. Feliciano providing for the following compensation effective January 1, 2017:
CASH COMPENSATION:

Executive Officer	Base Salary	Target Annual Cash Incentive Bonus	Payout Range as % of Target Bonus
Hilla Sferruzza	$525,000	$525,000	0% - 200%
Phillippe Lord	$550,000	$1,100,000	0% - 150%
Javier Feliciano	$320,000	$200,000	0% - 133%
NON-CASH (EQUITY) COMPENSATION:

Executive Officer	Target Dollar Value of Performance-Based Restricted Stock Unit Award	Target Dollar Value of Performance Share Award (1)
Hilla Sferruzza	$393,750	$393,750
Phillippe Lord	$625,000	$625,000
Javier Feliciano	$184,000	$184,000

(1)	The number of shares payable will be an amount ranging from 0% - 150% of the target number of shares awarded, depending on the level of achievement of each of the specified performance goals.
In addition, in February 2017, Messrs. Hilton and White entered into amended and restated employment agreements, the primary purpose of which was to add performance conditions to the time-based restricted stock unit awards that each respective employment agreement contemplates. The fundamental economic terms, including salary, incentive compensation and equity award types and target levels remain consistent with the terms described above under "Employment Agreements in Effect for 2016".
In the February 2017 meeting of the Compensation Committee, the target and maximum performance percentages were established for 2017 based on anticipated business conditions.  The established target and maximum percentages were reviewed by the POE Group. Other than as noted below, no other changes to the NEO compensation program were discussed.
For 2017 annual cash incentive bonuses, the performance metrics and payout levels for the Adjusted EBITDA and number of home closings performance goals were revised as set forth below. Note: There were no adjustments to the 2017 customer satisfaction rating metrics from the 2016 metrics.

	Below Threshold	Threshold	Intermediate (Goal)	Target	Stretch Target (Maximum)
Adjusted EBITDA
Performance (as % of Goal)	<90%	90%	100%	107.7%	114.9%
Payout as % of Target	—%	25%	50%	100%	(1)
Number of Home Closings
Performance (as % of Goal)	<90%	90%	100%	107.7%	112.8%
Payout as % of Target	—%	25%	50%	100%	(1)
(1) Maximum payout percentages for Mr. Hilton, Ms. Sferruzza and Mr. White are 200%; and Messrs. Lord and Feliciano 150% and 133%, respectively.

MERITAGE HOMES | 2017 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS

For 2017 long-term equity incentive awards, the performance metrics and payout levels for the performance goals were revised as set forth below.

	Below Threshold	Threshold	Intermediate (Goal)	Target	Stretch Target (Maximum)
EPS
Performance as % of Goal	<90%	90%	100%	107.7%	114.9% or Greater
Shares Awarded as % of Target	—%	50%	100%	125%	150%
ROA
Performance as % of Goal	<90%	90%	100%	107.7%	112.8% or Greater
Shares Awarded as % of Target	—%	50%	100%	125%	150%
Relative TSR
Peer Group Percentile	<40%	40%	50%	65%	80% or Greater
Shares Awarded as % of Target	—%	50%	100%	125%	150%

37 MERITAGE HOMES | 2017 Proxy Statement

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.
Executive Compensation Committee Report
The Executive Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE
Raymond Oppel—Chair Dana Bradford Michael R. Odell

MERITAGE HOMES | 2017 Proxy Statement 38

COMPENSATION OF OFFICERS AND DIRECTORS

Compensation of Officers and Directors
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Steven J. Hilton,	2016	1,000,000		—	2,034,964	4,285,957	36,814	7,357,735
Chairman and CEO (1)	2015	1,000,000		—	2,026,861	2,470,185	34,072	5,531,118
	2014	1,000,000		—	2,026,507	4,477,378	36,687	7,540,572
Hilla Sferruzza, *	2016	389,562		74,375	648,674	546,459	43,808	1,702,878
EVP and CFO
C. Timothy White,	2016	525,000		—	864,848	1,028,630	55,753	2,474,231
EVP, General Counsel	2015	525,000		—	861,371	592,844	52,409	2,031,624
and Secretary	2014	525,000		—	861,243	1,074,571	53,985	2,514,799
Phillippe Lord, **	2016	550,000		—	1,119,239	1,464,349	54,894	3,188,482
EVP and COO	2015	437,500		100,000	683,680	789,604	46,807	2,057,591
Javier Feliciano, **	2016	320,000		160,000	—	—	24,364	504,364
EVP and CHRO	2015	46,667	(6)	75,000	353,300	—	1,219	476,186
Larry W. Seay,	2016	150,000	(7)	—	—	257,157	110,301	517,458
Former EVP and CFO	2015	600,000		—	912,044	592,844	54,041	2,158,929
	2014	600,000		—	911,885	1,074,571	62,248	2,648,704

*	Ms. Sferruzza was not an NEO in 2015 or 2014.

**	Mr. Lord and Mr. Feliciano were not NEOs in 2014.

(1)
All compensation is for Mr. Hilton’s services in his capacity as the Chairman and Chief Executive Officer of the Company. Mr. Hilton did not receive any separate compensation for his services as a director.

(2)	Amounts represent discretionary bonuses awarded to the respective executive officers.

(3)
The non-vested share (restricted stock and restricted stock unit) grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. For the TSR portion of performance-based shares, fair value is equal to the valuation from the third party Monte Carlo analysis prepared in conjunction with the grants. Balance includes all restricted stock and restricted stock units awards granted in the year to our NEOs and not the prorated share of all unvested grants in prior years that vested in the current year. See Note 10 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. For the performance-based share award components included in this column, the amounts represent the grant-date fair value assuming all three performance measures are achieved at the target level of performance (i.e., total shareholder return, targeted cumulative EPS, and targeted average return on assets). The grant date fair value at the maximum performance level for the performance share awards in 2016 is $1,552,459, $494,867, $659,787 and $853,859 for Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord, respectively.  Additional detail is also provided in the “Grant of Plan-Based Awards” table.

(4)
Non-equity plan compensation earned in 2014, 2015 and 2016 was paid subsequent to each respective year-end. For Mr. Lord, included in the 2015 amount is $112,500 in performance related incentive compensation associated with his previous role as Region President. Also for Mr. Lord, excluded from the 2015 and 2016 amounts is $205,126 for deferred incentive compensation from an incentive bonus earned by Mr. Lord in his role as Region President in 2014 that was paid in equal amounts in 2015 and 2016.

(5)	See the following table for more detail.

(6)	Reflects partial year payments as Mr. Feliciano's employment with the Company commenced in November 2015.

(7)	Reflects base salary paid through date of retirement, March 31, 2016.

39 MERITAGE HOMES | 2017 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

All Other Compensation Table
Year Ended December 31, 2016

Name	Health and Insurance Premiums ($) (1)	401(k) Match ($)	Car Allowance ($)	Other ($)(2)	Total All Other Compensation ($)
Steven J. Hilton	30,454	6,360	—	—	36,814
Hilla Sferruzza	36,441	5,325	—	2,042	43,808
C. Timothy White	33,160	6,360	14,400	1,833	55,753
Phillippe Lord	31,871	6,360	14,400	2,263	54,894
Javier Feliciano	16,774	5,120	—	2,470	24,364
Larry W. Seay	3,422	6,360	3,600	96,919	110,301

(1)	Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.

(2)
Other represents the income gross-up to reflect tax consequences of spousal travel for Ms. Sferruzza and Messrs. White, Lord and Feliciano and paid time off payout for Mr. Seay resulting from his retirement.

2016 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven J Hilton, Chairman and CEO	3/4/2016				—	—	—	29,078	999,992
	3/4/2016				14,539	29,078	43,617	—	1,034,972
		625,000	2,500,000	5,000,000
Hilla Sferruzza, EVP and CFO (2)	3/4/2016				—	—	—	9,269	318,761
	3/4/2016				4,635	9,269	13,904	—	329,913
		79,688	318,750	637,500
C. Timothy White, EVP, General Counsel and Secretary	3/4/2016				—	—	—	12,358	424,992
	3/4/2016				6,179	12,358	18,537	—	439,856
		150,000	600,000	1,200,000
Phillippe Lord, EVP and COO	3/4/2016				—	—	—	15,993	549,999
	3/4/2016				7,997	15,993	23,990	—	569,240
		250,000	1,000,000	1,650,000
Larry W. Seay, Former EVP and CFO (5)

		37,500	150,000	300,000

(1)	Actual non-equity incentive plan payouts for 2016 are discussed in the section under the caption —"Discussion of NEO Compensation".

(2)	Ms. Sferruzza's non-equity incentive plan award in 2016 was pro-rated 75% in connection with her effective date of April 1, 2016 as an executive officer.

(3)	Equity awards granted in 2016 have a three-year cliff vest, subject in the case of performance share awards, to achievement of established performance metrics.

(4)
Restricted stock units have a fair value equal to the closing price of our stock on the date of grant in accordance with the requirements of ASC 718. The grant-date fair value amounts relating to the performance share awards represent the grant-date fair value assuming all three performance measures are achieved at the target level of performance. Grant date fair value for the TSR portion of awards is based on a Monte-Carlo model to assess fair value as of the date of grant. Grant date fair value for the EPS and ROA awards is calculated as of the closing stock price on the date of grant.

(5)	Mr. Seay's non-equity incentive plan award in 2016 was pro-rated 25% in connection with his retirement effective March 31, 2016.

MERITAGE HOMES | 2017 Proxy Statement 40

COMPENSATION OF OFFICERS AND DIRECTORS

Outstanding Equity Awards at 2016 Fiscal Year-End

	Stock Awards
				Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares of Units of Stock that Have Not Vested (9)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (7) (8)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (9)
Steven J Hilton, Chairman and CEO	93,759	(1) (4)	$3,262,813	47,132	$1,640,194
Hilla Sferruzza, EVP and CFO	23,045	(2) (4)	$801,966	7,106	$247,289
C. Timothy White, EVP, General Counsel and Secretary	39,847	(3) (4)	$1,386,676	20,030	$697,044
Phillippe Lord, EVP and COO	35,824	(4) (5)	$1,246,675	19,458	$677,138
Javier Feliciano, EVP and CHRO	6,666	(6)	$231,977	—	$—
Larry W. Seay, Former EVP and CFO	3,858	(4)	$134,258	11,177	$388,960

(1)	Remaining unvested shares vest: 21,930 in February 2017, 24,839 in February 2018 and 29,078 in March 2019. See also Note (4) below.

(2)	Remaining unvested shares vest: 4,320 in February 2017, 3,120 in February 2018, 2,160 in February 2019, 9,269 in March 2019, and 1,200 in February 2020.

(3)	Remaining unvested shares vest: 9,320 in February 2017, 10,556 in February 2018 and 12,358 in March 2019. See also Note (4) below.

(4)
Includes performance-based shares that satisfied performance criteria as of December 31, 2016 and vested in February 2017. These shares include 8,575 for Mr. Hilton, and 3,645 and 3,858 each for Messrs. White and Seay, respectively. Includes performance-based shares that satisfied performance criteria as of December 31, 2016 and will vest in March 2019. These shares include 9,337 for Mr. Hilton, 2,976 for Ms. Sferruzza and 3,968 and 5,135 for Messrs. White and Lord, respectively.

(5)	Remaining unvested shares vest: 3,900 in February 2017, 2,400 in February 2018, 7,196 in March 2018, 1,200 in February 2019 and 15,993 in March 2019.

(6)	Unvested shares for Mr. Feliciano vest in equal annual installments over two years in November 2017 and November 2018.

(7)
Represents performance-based shares that vest 24,839 in February 2018 and 22,293 in March 2019 for Mr. Hilton. For Ms. Sferruzza, represents performance-based shares that vest as follows: 7,106 in March 2019. For Mr. White, represents performance-based shares that vest as follows: 10,556 in February 2018 and 9,474 in March 2019. For Mr. Lord, amount includes 7,196 performance-based shares that vest in March 2018 and 12,262 that vest in March 2019. For Mr. Seay, represents performance-based shares that vest as follows: 11,177 in February 2018. The vesting of all shares is subject first to the satisfaction of specific performance criteria. See additional discussion regarding these performance share awards in footnotes 3 and 4 in the 2016 Grants of Plan-Based Awards table included in this proxy statement.

(8)
Excludes performance-based shares scheduled to vest in February 2017 that were forfeited as of December 31, 2016 due to failure to meet performance criteria. Forfeited shares include 13,355 for Mr. Hilton and 5,675 and 6,010 each for Messrs. White and Seay, respectively.

(9)	Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on December 30, 2016 of $34.80.

41 MERITAGE HOMES | 2017 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

2016 Stock Awards Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (4)	Value Realized on Vesting ($)
Steven J Hilton, Chairman and CEO	41,666	$1,292,479
Hilla Sferruzza, EVP and CFO (1)	5,520	$163,908
C. Timothy White, EVP, General Counsel and Secretary	20,833	$646,240
Phillippe Lord, EVP and COO (2)	5,100	$153,363
Javier Felicano, EVP and CHRO	3,334	$118,357
Larry W. Seay, Former EVP and CFO (3)	41,878	$1,413,540

(1)	Shares vested represent those granted to Ms. Sferruzza prior to her appointment as Chief Financial Officer

(2)	Shares vested represent those granted to Mr. Lord prior to his appointment as Chief Operating Officer.

(3)	Mr. Seay retired on March 31, 2016. The number of shares vested includes the accelerated vesting of 21,045 shares as outlined in his employment agreement.

(4)
In connection with the grant of their 2013 grants of restricted stock 25,000 restricted shares for Mr. Hilton and 12,500 shares each for Messrs. Seay and White vested in February 2016. In addition, performance shares vested in February 2016 as a result of exceeding the adjusted general and administrative expenses and customer satisfaction rating performance targets for awards granted in 2013, summarized as follows:

		Named Executive Officer
Actual Results (dollars in thousands)		Steven J. Hilton	C. Timothy White	Larry W. Seay

Adjusted Pre-Tax Income
Actuals		$243,391	$243,391	$243,391
Target	≥	$252,598	$252,598	$252,598
Shares Vested (1)		—	—	—

Adjusted General & Administrative Expenses
Actuals		$301,267	$301,267	$301,267
Target	≤	$379,733	$379,733	$379,733
Shares Vested		8,333	4,167	4,167

Customer Satisfaction Rating
Actuals		89.50	89.50	89.50
Target	≥	80.00	80.00	80.00
Shares Vested		8,333	4,166	4,166

Total Shares Vested (2)		16,666	8,333	8,333

(1)	The performance target for adjusted pre-tax income was not met, therefore no shares were awarded for this metric.

(2)	Ms. Sferruzza and Messrs. Lord and Feliciano had no performance-related shares vest in 2016.

MERITAGE HOMES | 2017 Proxy Statement 42

COMPENSATION OF OFFICERS AND DIRECTORS

Nonqualified Deferred Compensation Plans
In 2013, we began to offer a non-qualified deferred compensation plan (“deferred compensation plan”) to our NEOs as well as other highly compensated employees in order to allow them additional pre-tax income deferrals above and beyond the limited caps that qualified plans, such as 401(k) plans, impose on highly compensated employees. The deferred compensation plan allows eligible participants to defer up to 75% of their base salary and up to 100% of their qualifying bonus and performance-based compensation.  The deferred compensation plan also allows for discretionary employer contributions, although to date all contributions to the plan have been funded by the employees and we do not currently offer a contribution match. Employee deferrals are deemed 100% vested upon contribution. Distributions from the Plan will be made upon retirement, either in a lump sum or annual installments for up to ten years commencing upon normal retirement (upon reaching age 55 and completing ten years of service). Distributions may also be made upon death, separation of service or upon the occurrence of an unforeseeable emergency.

Participants in the deferred compensation plan are entitled to select from a wide variety of investments available under the plan and will be allocated gains or losses based upon the performance of the investments selected by the participant.  All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. In 2015, we amended the deferred compensation plan to allow officers that are subject to our security ownership guidelines to allocate their annual incentive compensation bonuses to a Meritage Homes Corporation phantom stock investment vehicle.  The below table reflects activity for our NEOs in the deferred compensation plan during 2016.

Executive Officer	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
C. Timothy White, EVP, General Counsel and Secretary	$296,422	$—	$71,872	$—	$893,242
Phillippe Lord, EVP and COO (4)	$—	$—	$—	$205,126	$205,126

(1)
These amounts reflect compensation the NEOs earned in our 2015 and 2016 fiscal years that they have voluntarily deferred. For each identified NEO, all amounts reported as contributions in the last fiscal year are included as compensation earned in the Summary Compensation Table for 2015 and 2016. In addition, all of the amounts, exclusive of cumulative earnings/losses, reported in the aggregate balance at fiscal year were reported as compensation to the NEO in our Summary Compensation Table in 2016 and prior years.

(2)	Meritage does not provide matching contributions.

(3)	These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

(4)
Mr. Lord is not a participant in the non-qualified deferred compensation plan.  Amounts reflected in the table for Mr. Lord reflect deferred incentive compensation from an incentive bonus earned by Mr. Lord in his role as Region President in 2014, prior to being promoted to Executive Vice President and Chief Operating Officer. The balance at December 31, 2016 was paid out in full to Mr. Lord in February 2017.

Potential Payments upon Termination or Change of Control Summary
During 2014, we entered into amended employment agreements and change of control agreements with Messrs. Hilton and White. In March 2015, we entered into an employment agreement with Mr. Lord that was subsequently amended in February 2016. In April 2016, we entered into an employment agreement with Ms. Sferruzza. Under their respective terms, Mr. Hilton, Ms. Sferruzza and Messrs. White and Lord are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options, restricted shares and restricted stock units.
Following is a summary of the severance and change of control provisions that were in effect on December 31, 2016.
As discussed above under “Compensation Discussion and Analysis- 2017 Developments”, in February 2017 the Company entered into new employment agreements with Ms. Sferrruzza, Mr. Lord and Mr. Feliciano.  Each of these agreements provides that the respective officer is covered by the Company’s recently adopted Severance Plan that provides for certain payments upon termination of employment, including voluntary resignation by the officer for good reason, termination by the Company, with and without cause, change-in-control, death and disability, and retirement, in each case in accordance with the Severance Plan. The details of the Severance Plan and related benefits in the various circumstances of employment termination were reported by the Company on Form 8-K filed on February 16, 2017.  These severance benefits relating to the new employment agreements and Severance Plan are not reflected below because these agreements were not in effect as of December 31, 2016. In addition, the Company was party to an employment agreement with Larry W. Seay, the Company’s former EVP and CFO. Mr. Seay retired effective March 31, 2016.  Accordingly, the following discussion does not include the potential payments related to Mr. Seay’s employment

43 MERITAGE HOMES | 2017 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

agreement as he was no longer employed by the Company on December 31, 2016.  The payments and benefits received by Mr. Seay in connection with his retirement and pursuant to the terms of his previous employment agreement are set forth below under “-Other Matters Regarding the Employment Agreements and Change of Control Agreements.”

Employment Agreements—Severance Benefits
The employment agreements for Messrs. Hilton and White provide the executive with severance benefits in certain situations upon his termination of employment. Following is a summary the potential severance payments and benefits depending on the reason for termination.

	Voluntary Resignation by Officer Without Good Reason	Voluntary Resignation by Officer With Good Reason (1) (4)	Termination by the Company Without Cause (1) (4)	Termination by the Company With Cause	Death or Disability	Retirement (1) (2)
Base salary and paid time off through date of termination	X	X	X	X	X	X
Annual cash incentive awards, performance share awards and restricted stock unit awards earned in a previous year but not yet paid	X	X	X	X	X	X
Pro-rata annual cash incentive bonus for period in which termination occurs		X	X			X
Target bonus for the performance period in which the termination occurs					X
Certain previously granted time based awards and restricted stock units that are outstanding shall immediately vest and become unrestricted		X	X		X	X
Performance shares awarded shall be delivered and shall continue to vest subject to achievement of specified performance goals		X	X			X
Previously granted performance share awards that have not vested will immediately vest and become unrestricted following the end of the applicable performance period based on actual performance achieved
		X	X			X
Target number of previously granted performance share awards that have not vested will immediately vest and become unrestricted					X
Any outstanding stock options shall vest and remain exercisable for the remainder of the original term		X	X		X	X
Payment for health coverage equal to 150% of monthly COBRA premium		X	X		X
Severance payment equal to the sum of (A) two times the executive officer’s base salary on the date of termination and (B) two times the higher of (x) the average of the bonus compensation paid to the executive officer for the two years prior to his termination of employment or (y) the annual bonus paid to the executive officer for the year preceding the date of termination (3) (5)
		X	X

(1)
Mr. Hilton shall render reasonable consulting services during the 24-month period following termination. Mr. White shall render reasonable consulting services during the 12-month period following termination.

(2)
In order to qualify for the above retirement termination benefits, in addition to any time restrictions as contemplated in each individual employment agreement, the executive must have completed 15 cumulative years as a named executive officer or member of the board. Messrs. Hilton and White have each satisfied the 15-year threshold.

(3)	In the case for Mr. White for termination without cause, the severance payment has a multiple of one in the calculation.

(4)	Mr. Hilton's severance payment may not be less than $5 million and may not exceed $10 million. Mr. White's severance payments may not exceed $2 million.

(5)
Bonus compensation is determined as the greater of (a) the actual bonus paid to executive or (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

MERITAGE HOMES | 2017 Proxy Statement 44

COMPENSATION OF OFFICERS AND DIRECTORS

Mr. Lord and Ms. Sferruzza's employment agreements provide them with severance benefits in certain situations upon his or her termination of employment. Following is a summary of the potential severance payments and benefits depending on the reason for termination:

	Voluntary Resignation by Officer Without Good Reason	Voluntary Resignation by Officer With Good Reason	Termination by the Company Without Cause (1)	Termination by the Company With Cause	Death or Disability
Base salary and paid time off through date of termination	X	X	X	X	X
Payment for health coverage equal to 150% of monthly COBRA premium			X
Severance payment equal to the sum of (a) executive's annual salary and (b) the higher of (x) the average of the bonus compensation paid to the executive officer for the two years prior to his or her termination of employment or (y) the annual bonus paid to the executive officer for the year preceding the date of termination
X

(1)	In no event shall the sum of the total amount due exceed $2,000,000.

45 MERITAGE HOMES | 2017 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Change of Control Agreements—Severance Benefits

General Terms
Termination Date: Effective so long as executive is employed by the Company
Triggering Event: Each respective executive is entitled to severance benefits if (i) his or her employment is terminated by the Company without Cause at anytime within 150 days prior to or within two years following a Change of Control or (ii) the executive terminates his or her employment for Good Reason at any time within two years following a Change of Control.
Severance Benefits

•
For Mr. Hilton, the severance payment is equal to the sum of (i) three times the higher of (x) Mr. Hilton’s annual base salary on the date of termination or (y) his base salary on the date preceding the Change of Control and (ii) three times the highest of (x) Mr. Hilton’s average annual incentive compensation* for the two years prior to termination of employment or (y) his annual incentive compensation* for the year preceding the year in which the Change of Control occurred. The severance payment for Mr. Hilton in the event of a Change of Control may not exceed $15 million.

•
For Mr. White, the severance payment is equal to the sum of (i) two times the higher of (x) the executive’s annual base salary on the date of termination or (y) the executive’ base salary on the date preceding the Change of Control and (ii) two times the highest of (x) the executive’s average annual incentive compensation* for the two years prior to termination of employment or (y) the executive’s annual incentive compensation* for the year preceding the year in which the Change of Control occurred. The severance payments for Mr. White in the event of a Change of Control may not exceed $6 million.

•
For Mr. Lord and Ms. Sferruzza, the payment is equal to the sum of: (a) annual base salary through the date of termination; (b) the higher of (x) average annual cash incentive bonus paid for the two years prior to termination of employment or (y) his or her annual cash incentive bonus paid in the year preceding termination and (c) 150% of the monthly COBRA premium payable for coverage in effect on date of termination under the Company’s health plan for 18 months. In no event shall the sum of the above amount due exceed $2 million with respect to each officer.

•
For Messrs. Hilton and White, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

In addition, the Company will provide Messrs. Hilton and White payment for health coverage continuation for 18 months equal to 150% of the premium cost as well as payment for disability/long-term care insurance coverage continuation for 24 months equal to 150% of the premium cost.

*
Incentive compensation is determined as the sum of (a) the actual incentive compensation paid to executive and (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

Other Matters Regarding the Employment Agreements and Change of Control Agreements
The terms “Good Reason”, “Cause” and “Change of Control” are defined in the employment and change of control agreements.
All severance payments under the employment agreements and change of control agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company.
Each executive’s employment agreement and change of control agreement is structured so that the executive is entitled to the greater benefit under the two agreements, but is not entitled to duplicative benefits.
Each of the employment agreements and change of control agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that the termination occurred on December 31, 2016, and with a closing stock price of $34.80 on the last business day of 2016. The benefit derived from the acceleration of stock vestings was computed based on the closing price of our stock on the last day of 2016 for each equity award affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants. This summary reflects the terms of the NEOs’ employment and change of control agreements that were in effect on December 31, 2016.

MERITAGE HOMES | 2017 Proxy Statement 46

COMPENSATION OF OFFICERS AND DIRECTORS

Executive Officer (1)	Voluntary Termination by Executive Without Good Reason (2)	Voluntary Termination by Executive With Good Reason (1)(2)(3)	Termination By Company Without Cause (1)(2)(3)	Death or Disability (1)(2)	Retirement (2)	Change of Control (1)(2)
Steven J. Hilton	$—	$18,174,866	$18,174,866	$7,441,346	$9,188,964	$19,983,866
Hilla Sferruzza	$—	$—	$668,072	$—	$—	$668,072
C. Timothy White	$—	$5,151,246	$4,509,953	$2,722,616	$3,112,350	$6,197,918
Phillippe Lord	$—	$—	$1,685,028	$—	$—	$1,685,028
Larry W. Seay (4)	$—	$—	$—	$—	$1,781,521	$—

(1)	Mr. Feliciano's employment arrangement in effect for 2016 does not provide for severance or change-in-control benefits.

(2)
The actual expense that would be recognized by the Company in the event of a severance event may differ materially from the numbers presented in the table above as a result of the required computation in accordance with generally accepted accounting principles for stock compensation expense.

(3)
The amounts presented include cash bonuses earned for fiscal 2016, but not paid as of December 31, 2016. In addition to the table above, the amount of bonuses earned and not paid are presented separately as 2016 compensation in the Summary Compensation table on page 39.

(4)
Mr. Seay retired effective March 31, 2016. Pursuant to Mr. Seay’s employment agreement, he was eligible to receive the following payments and benefits in connection with his retirement: (i) pro-rata annual cash incentive bonus for 2016 earned through the date of termination and paid in February 2017, (ii) accelerated vesting of time-based restricted stock units (iii) continued vesting, subject to the achievement of defined performance targets, of outstanding performance share awards and (iv) the payment of any accrued paid time off balance. The amount shown above reflects $864,220 of actual benefits paid on his retirement date associated with accelerated vesting of 21,045 shares of time-based restricted stock units valued as of the closing price of the Company's common stock on March 31, 2016 and the payment of his accrued paid time off balance. The amount also includes $917,301 of future performance-based payments comprised of 1) $150,000 related to his pro-rated annual cash incentive bonus for 2016 (at target level) and the estimated vesting of 21,045 shares of outstanding performance share awards (at target level) valued at the closing price of the Company's common stock on March 31, 2016. Of the 21,045 shares, 3,858 shares vested on 2/12/17 and 6,010 shares were forfeited as a result of the Company not achieving certain performance targets. The remaining 11,177 shares reflect the target number of shares that are scheduled to vest in February 2018, subject to the achievement of defined performance targets. The actual pro-rata annual cash incentive bonus paid to Mr. Seay is included in the Summary Compensation Table for Mr. Seay in the column titled “Non-Equity Incentive Plan Compensation” and the payment of his paid time off balance is included in the column titled “Other Compensation.” The restricted stock units and performance share awards were reported as compensation to Mr. Seay in the Summary Compensation Table in prior periods.

Director Compensation
In 2016, our non-employee directors received an annual retainer of $50,000, committee chairmen received an additional annual payment of $20,000, and other committee members received an additional payment of $10,000, with the exception of Land Committee, as there is currently no compensation paid for service on this transaction-based committee, which meets at irregular intervals. The lead director received an additional $40,000 annually. In addition, during 2016, each of our directors (other than Mr. Hilton and Ms. Henretta who joined the board in March 2016) received a grant of 5,000 shares of restricted stock, which cliff vest on February 16, 2019.
The 2016 director compensation is set forth below:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Robert G. Sarver	50,000	155,100	205,100
Raymond Oppel	80,000	155,100	235,100
Peter L. Ax	125,000	155,100	280,100
Richard T. Burke, Sr.	70,000	155,100	225,100
Gerald Haddock	80,000	155,100	235,100
Dana Bradford	75,000	155,100	230,100
Michael R. Odell	70,000	155,100	225,100
Deb Henretta (3)	45,000	141,678	186,678

(1)	Committee and chair fees are paid to directors on a quarterly basis.

(2)
See Note 10 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K for discussion of the assumptions used for computing the fair value of awards granted. As required, the calculation is equal to the fair value of the award multiplied by the total number of awards granted in 2016, not the proportionate share of all existing unvested awards that vested in the current year.

47 MERITAGE HOMES | 2017 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

(3)
Ms. Henretta was appointed to the Board of Directors on March 7, 2016 and accordingly received a prorated amount of $45,000 in retainer and committee fees during 2016. Ms. Henretta also received a prorated stock award valued at $141,678 in 2016, which vested on March 10, 2017.

(4)
We reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings and we also reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2016, we made reimbursements of approximately $6,000, $4,000, $4,000, $3,000, $2,000 and $1,000 to Messrs. Oppel, Bradford, Ms. Henretta, Messrs. Odell, Ax and Haddock, respectively.

(5)
The following represents the total number of unvested shares of restricted stock at December 31, 2016 for each non-employee director: 15,000 for Messrs. Sarver, Oppel, Ax, Burke, Haddock, Bradford and Odell and 4,167 for Ms. Henretta.

MERITAGE HOMES | 2017 Proxy Statement 48

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2016:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by stockholders	1,147,271	N/A	1,752,775
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,147,271	N/A	1,752,775

(1)	Balance includes 962,303 time-based restricted stock awards and units, and 184,968 performance share awards (at target level).

(2)	The outstanding equity awards are time based restricted stock awards and units and performance share awards which don't have an exercise price.

(3)
The number of securities remaining available for issuance is comprised of shares under our Plan as defined in our annual report on Form 10-K. In addition to stock options, stock appreciation rights and performance share awards, the Plan allows for the grant of restricted stock shares and restricted stock units. Under the Plan, awards other than stock options and stock appreciation rights are counted against the shares available for grant as 1.38 shares for every one share issued in connection with such awards.

49 MERITAGE HOMES | 2017 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance
Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Mr. Feliciano failed to timely file one Form 4 in 2016, reporting one transaction for the sale of shares to cover taxes in accordance with his 10b5-1 plan election. Other than the above mentioned filing, based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2016 all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.

MERITAGE HOMES | 2017 Proxy Statement 50

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions
Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we were mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to our home purchase policy that is available to most employees).
For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (e.g., employees, officers and directors) and the Company, or between a covered person and a trade contractor. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board of Directors. Real estate transactions between the Company and related persons are subject to strict scrutiny.
Each of the transactions listed below was approved by the Audit Committee of the Board of Directors pursuant to the policy.
We have in prior years chartered aircraft services from companies in which Steven Hilton has a significant ownership interest, as allowed by his employment agreement. We currently charter aircraft services from companies in which Mr. Hilton does not have an ownership interest, although these companies use Mr. Hilton's private plane. In addition, in 2016 we chartered aircraft services from a company that uses the private plane of Robert Sarver. Payments made to these companies were as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Air Charter Services	$754	$695	$598
In 2012, we entered into an FDIC insured bank deposit account agreement with Alliance Bank of Arizona ("Alliance Bank") through the Insured Cash Sweep Service (“ICS”). ICS is an accepted and recognized service through which participating banks may accept and provide FDIC insurance coverage for large deposits that would otherwise exceed FDIC insurance limits (currently $250,000) by placing, as custodian for the deposit customer (Meritage), that portion of the deposit exceeding FDIC insurance limits with other ICS banks participating in the program such that for FDIC insurance purposes, the deposit is divided into insured amounts and deposited with other network banks to allow for full FDIC coverage. Alliance Bank has divided these amounts into FDIC insured amounts deposited with other ICS participating FDIC insured institutions. We do not pay any separate fees to Alliance Bank for these programs. Rather, Alliance Bank receives a small fee from the other ICS institutions for certain funds placed. Mr. Sarver is a director and the chief executive officer of Western Alliance Bancorporation ("Western Alliance"), the parent company of Alliance Bank. In addition, Mr. Hilton is also a director of Western Alliance. We placed cash deposits through Alliance Bank as the ICS custodian or relationship bank and earned market-rate interest on deposits pursuant to the ICS programs as follows (in thousands):

	As of December 31,
	2016	2015	2014
ICS	$—	$100,100	$1

	Year Ended December 31,
	2016	2015	2014
Interest Earned	$48	$137	$430

51 MERITAGE HOMES | 2017 Proxy Statement

INDEPENDENT AUDITORS

Independent Auditors
Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.
The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2016 and 2015, and fees billed for other services rendered.

	2016	2015
Audit fees (1)	$1,151,500	$1,140,700
Audit-related fees	—	—
Audit and audit-related fees	$1,151,500	$1,140,700
Tax fees	—	—
All other fees	—	—
Total fees	$1,151,500	$1,140,700

(1)
Audit fees consisted principally of fees for audit and review services, and approximately $26,500 and $51,000 in 2016 and 2015, respectively, for services related to various SEC comfort letters provided in connection with securities offerings, expert consents provided in connection with SEC filings and other transactions.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2016 and 2015 non-audit services listed above were pre-approved.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

MERITAGE HOMES | 2017 Proxy Statement 52

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee
We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from, and discussed with, Deloitte & Touche LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.” Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

THE AUDIT COMMITTEE

Peter L. Ax—Chair Richard T. Burke Sr. Dana Bradford

53 MERITAGE HOMES | 2017 Proxy Statement

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER ITEMS OF BUSINESS

Stockholder Proposals, Director Nominations and Other Items of Business
If any stockholder would like to make a proposal at our 2017 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 4, 2017 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
As discussed under the heading “Corporate Governance and Board Matters-The Board and Committees-Director Nomination Process-Proxy Access,” in February 2017 we amended our bylaws to permit an eligible shareholder, or a group of up to 20 shareholders, that has continuously owned at least three percent of the Company’s outstanding shares of common stock for three years to include in the Company’s proxy materials director nominations of up to 20% (rounded to the nearest whole number) of the number of directors constituting the class up for election at any annual meeting.  Notice of proxy access director nominees must be submitted timely and include the information required under our bylaws.  To be timely, a proxy access nomination must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 3, 2017; provided, however, that in the event that the date of the 2018 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 19, 2017, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.
Proposals to be presented at the 2017 Annual Meeting that are not intended for inclusion in our proxy statement, including director nominations, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 3, 2017, (or, with respect to a proposal required to be included in Meritage’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received); provided, however, that in the event that the date of the 2018 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 19, 2017, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.
A nomination or other proposal will be disregarded if it does not comply with the above procedures.
Stockholder proposals and director nominations and other items of business should be submitted to:

Meritage Homes Corporation
8800 East Raintree Drive Suite 300
Scottsdale, Arizona 85260
Attn: Secretary

MERITAGE HOMES | 2017 Proxy Statement 54

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding the benefits of our strategy, trends in the homebuilding industry; future compensation actions or events; the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code; our strategy and opportunities and the anticipated effects of our compensation structure and programs. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q.

55 MERITAGE HOMES | 2017 Proxy Statement

ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS

Annual Report on Form 10-K and Other Matters
The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 may be viewed and downloaded from investors.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.
Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, AZ 85260.

MERITAGE HOMES | 2017 Proxy Statement 56

MERITAGE HOMES CORPORATION
Annual Meeting of Stockholders May 19, 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The shareholder(s) signing below hereby appoint(s) Steven J. Hilton and C. Timothy White, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MERITAGE HOMES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 8:30 AM, local time on May 19, 2017, at Meritage’s corporate office at 8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT, “FOR” EACH OF THE PROPOSALS 2 AND 3, ONE YEAR FOR PROPOSAL 4 AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
CONTINUED AND TO BE SIGNED ON REVERSE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be held May 19, 2017. The Proxy Statement and our 2016 Annual
Report to Stockholders are available at: www.allianceproxy.com/meritagehomes/2017

1. Election of four Class II directors, each to hold office until our 2019 annual meeting.					2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.
		FOR	AGAINST	ABSTAIN	FOR ☐ AGAINST ☐ ABSTAIN ☐
01	Peter L. Ax	☐	☐	☐	3. Advisory vote to approve compensation of our Named Executive Officers.
02	Robert G. Sarver	☐	☐	☐	FOR ☐ AGAINST ☐ ABSTAIN ☐
03	Gerald Haddock	☐	☐	☐
04	Michael R. Odell	☐	☐	☐	4. Advisory vote on the frequency of future advisory votes on Say on Pay.
ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN ☐

NOTE: The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
I plan to attend the meeting ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date:

Signature

Signature (if held jointly)
CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.AALvote.com/MTH	Call 1 (866) 804-9616
Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return it
website. Follow the prompts to	card available when you call.	in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.